EXHIBIT 2.7

                           ASSET PURCHASE AGREEMENT



                                by and between



                        SEACHANGE INTERNATIONAL, INC.,



                            LIBERATE TECHNOLOGIES,



                                      and



                          LIBERATE TECHNOLOGIES B.V.







                          Dated as of April 15, 2005

                               TABLE OF CONTENTS
                                                                         Page

ARTICLE I DEFINITIONS.......................................................1

         1.1      Certain Defined Terms.....................................1

         1.2      Additional Definitions...................................10

         1.3      Terms Generally..........................................12

ARTICLE II CLOSING AND PURCHASE PRICE......................................12

         2.1      Sale and Transfer of the Assets..........................12

         2.2      Assets Not Transferred...................................14

         2.3      Assumed and Excluded Liabilities.........................15

         2.4      Closing; Purchase Price..................................16

         2.5      Seller's Deliveries at the Closing.......................18

         2.6      Purchaser's Deliveries at the Closing....................18

         2.7      Tax Allocation...........................................19

         2.8      Tax Proration............................................19

         2.9      Sales Taxes..............................................19

         2.10     VAT......................................................20

         2.11     Risk of Loss.............................................20

         2.12     Tax Reporting............................................20

ARTICLE III CERTAIN ACTIONS................................................20

         3.1      Seller Stockholder Meeting...............................20

         3.2      Proxy Statement..........................................21

         3.3      Reasonable Best Efforts..................................22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
                    NETHERLANDS SUBSIDIARY.................................22

         4.1      Authority; No Conflicts; Governmental Consents;
                    Corporate Matters......................................23

         4.2      SEC Filings; Financial Statements; Absence of Changes....25

         4.3      Proxy Statement..........................................27

         4.4      Taxes....................................................27

         4.5      Assets Other than Real Property Interests................28

         4.6      Real Property Interests..................................28

         4.7      Intellectual Property....................................28

         4.8      Contracts................................................33

         4.9      Legal Proceedings........................................34

         4.10     Licenses; Compliance with Regulatory Requirements........34

         4.11     Employee Benefits Matters................................36

         4.12     Labor and Employee Relations.............................36

         4.13     Fairness Opinion.........................................37

         4.14     Recommendation of the Seller Board.......................37

         4.15     Vote Required............................................38

         4.16     Brokers..................................................38

         4.17     Transactions with Affiliates.............................38

         4.18     No Investment Company....................................38

         4.19     Insurance................................................38

         4.20     Rights Agreement.........................................39

         4.21     No Alternative Proposal..................................39

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER......................39

         5.1      Authority; No Conflicts; Governmental Consents...........39

         5.2      Proxy Statement..........................................40

         5.3      Litigation...............................................40

         5.4      Brokers..................................................41

         5.5      Capital Resources........................................41

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS.............................41

         6.1      Access to Information....................................41

         6.2      Confidentiality..........................................42

         6.3      Public Announcements.....................................44

         6.4      Ordinary Conduct.........................................44

         6.5      No Solicitation..........................................47

         6.6      Insurance................................................50

         6.7      Accounts Receivable......................................50

         6.8      Non-Competition..........................................51

         6.9      Cooperation..............................................52

         6.10     Tax Matters..............................................52

         6.11     Waiver of Bulk Sales Requirement.........................53

         6.12     Non Transferable Assets..................................53

ARTICLE VII LABOR AND EMPLOYEE BENEFIT MATTERS.............................54

         7.1      Offers of Employment.....................................54

         7.2      Certain Liabilities......................................54

         7.3      No Obligation to Maintain Employees or Plans.............55

         7.4      Post-Closing Solicitation of Business Employees..........55

         7.5      COBRA....................................................56

         7.6      Records..................................................56

         7.7      FICA.....................................................56

         7.8      Restrictive Covenant.....................................56

         7.9      Assignment...............................................57

         7.10     Contracts of Employment..................................57

         7.11     Informing Employees......................................58

         7.12     Employee Equity Awards...................................58

ARTICLE VIII CONDITIONS PRECEDENT..........................................58

         8.1      Condition Precedent to the Obligations of Purchaser,
                     Seller and the Netherlands Subsidiary.................58

         8.2      Conditions Precedent to the Obligations of Purchaser.....58

         8.3      Conditions Precedent to the Obligations of Seller and
                     the Netherlands Subsidiary............................60

ARTICLE IX TERMINATION.....................................................61

         9.1      Termination by Mutual Consent............................61

         9.2      Termination by Either Purchaser or Seller................61

         9.3      Termination by Seller....................................61

         9.4      Termination by Purchaser.................................63

         9.5      Effect of Termination and Abandonment....................63

ARTICLE X GENERAL PROVISIONS...............................................64

         10.1     Assignment...............................................64

         10.2     Survival.................................................64

         10.3     No Third-Party Beneficiaries.............................65

         10.4     Expenses.................................................65

         10.5     Equity Relief............................................65

         10.6     Amendments...............................................65

         10.7     Notices..................................................65

         10.8     Interpretation; Exhibits and Schedules...................66

         10.9     Counterparts.............................................67

         10.10    Severability.............................................67

         10.11    Waiver of Compliance; Consents...........................67

         10.12    Entire Agreement.........................................67

         10.13    Governing Law; Submission to Jurisdiction................67

         10.14    Joint Participation in Drafting this Agreement;
                     Construction..........................................68

         10.15    Further Assurances.......................................69

                                                      Exhibits
                                                      --------

         Exhibit A                       Form of Trademark License Agreement


                                                  List of Schedules
                                                  -----------------



         Schedule 1.1(a)(i)              Assigned Contracts
         Schedule 1.1(a)(ii)             Business Employees
         Schedule 1.1(a)(iii)            Non-North America Intellectual Property
         Schedule 1.1(a)(iv)             North America Intellectual Property
         Schedule 2.1(e)                 Tangible Personal Property
         Schedule 2.2(j)                 Excluded Assets
         Schedules 2.4(c) and (d)        Preliminary Schedule of Cash
                                            Consideration Adjustments
         Schedule 6.4                    Ordinary Conduct

                           ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 15, 2005, by and among SEACHANGE INTERNATIONAL, INC., a Delaware corporation ("Purchaser" which term shall include any Affiliate of SeaChange International, Inc. to which it has assigned any of its rights and obligations hereunder pursuant to Section 10.1), LIBERATE TECHNOLOGIES, a Delaware corporation ("Seller"), and LIBERATE TECHNOLOGIES B.V., a corporation organized under the laws of the Netherlands (the "Netherlands Subsidiary").

         WHEREAS, Seller and the Netherlands Subsidiary are engaged in the business of developing, marketing and selling software and related services for cable systems that are intended to enable cable operators to provide interactive television and other services in areas outside of North America;

         WHEREAS, Seller, Liberate Technologies Canada, Ltd. and Double C Technologies, LLC ("Double C") have entered into that certain Asset Purchase Agreement effective as of January 14, 2005 pursuant to which Seller has sold its North America Business (as defined herein and therein) to Double C, a true and correct copy of which has been delivered to Purchaser.

         WHEREAS, the parties hereto desire that Seller and the Netherlands Subsidiary sell, transfer, convey and assign to Purchaser all of the specified assets, properties, interest in properties and rights of Seller and the Netherlands Subsidiary used, held for use or intended to be used in the Non-North America Business, and that Purchaser purchase and acquire the same, subject to the assumption by Purchaser of the specified liabilities and obligations of Seller and the Netherlands Subsidiary identified in this Agreement that relate to the Non-North America Business, all upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, immediately prior to the execution and delivery of this Agreement, as a condition and inducement to Purchaser's willingness to enter into this Agreement, each of David Lockwood and Lockwood Fund LLC, who each directly or indirectly beneficially owns shares of the Seller Common Stock, has executed and delivered to Purchaser a voting agreement, dated as of the date hereof (the "Voting Agreement").

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

         1.1 Certain Defined Terms.
             ---------------------

         As used in this Agreement, the following terms shall have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" (including its correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Alternative Proposal" means (A) any proposal (whether or not in writing and whether or not delivered to Seller's stockholders generally), other than (x) as contemplated by this Agreement or the Double C Agreement,
(y) as otherwise proposed by Purchaser or its Affiliates or (z) solely with respect to the sale of all or part of the North America Business, regarding
(i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving Seller, (ii) the issuance by Seller of any equity interest in or any voting securities of Seller which constitutes 20% or more of the total of such equity interests or voting securities of Seller, (iii) the acquisition in any manner, directly or indirectly, of 20% or more of the consolidated assets of Seller or the Netherlands Subsidiary or any equity interest of its Subsidiaries, (iv) the acquisition by any Person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Seller or (v) any transaction for any material portion of the Transferred Assets or the Non-North America Business or any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement; or (B) the occurrence of any of the transactions described in clauses (i) - (v) of
(A) above or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         "Assigned Contracts" means those Contracts listed on Schedule 1.1(a)(i) hereto.

         "Bill of Sale" means the bill of sale in a form reasonably satisfactory to Purchaser and Seller pursuant to which title to the Transferred Assets will be conveyed by Seller and the Netherlands Subsidiary to Purchaser.

         "Business Employees" means all employees of the Seller and its Affiliates who are employed in and/or primarily provide services to the Non-North America Business and who reside in the United States or in Europe, all as set forth on Schedule 1.1(a)(ii).

         "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

         "Commission" means the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

         "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding undertaking or commitment, whether written or oral, including any amendments and other modifications thereto.

         "Copyrights" means all registered or unregistered copyrights (including those in computer software and databases), and all registrations and applications to register the same and all renewals thereof, and all Moral Rights associated with such copyrights.

         "Customers" means NTL Communications Services Limited, Telewest Communications Group Limited, United Pan-Europe Communications, N.V., and their Affiliates.

         "Derivative Work" means any work, including any revision, modification, translation, abridgement, compilation, condensation, expansion or any other form in which a work may be recast, transformed or adapted, that is based on or incorporates source code or other intellectual property from the Non-North America Navigator Platforms.

         "DGCL" means the General Corporation Law of the State of Delaware.

         "Double C Agreement" means the Asset Purchase Agreement effective as of January 14, 2005 by and between Double C Technologies, LLC, Seller and Liberate Technologies Canada Ltd., and associated transaction documents.

         "Employee Benefit Plan(s)" means any and all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), whether or not subject to the provisions of ERISA, and all other benefit plans (including all employment, bonus, deferred compensation, old age, part-time, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, "phantom" stock, performance, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance or other plan, program, policy, agreements, arrangement or understandings (whether or not legally binding) whether or not subject to the provisions of ERISA) that are maintained or contributed to, or required to be maintained or contributed to, by Seller, the Netherlands Subsidiary or an ERISA Affiliate for the benefit of any current or former employee of Seller, the Netherlands Subsidiary or any ERISA Affiliate.

         "Employment Contracts" means Contracts, whether oral or written, relating to a Business Employee, including any communication or practice relating to a Business Employee which imposes any obligation on Seller or any of its Subsidiaries.

         "Equity Securities" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any common stock, any limited partnership interest, any limited liability company interest and any other interest or security having the attendant right to vote for directors or similar representatives.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any entity that is required to be treated as a single employer together with Seller under Section 414 of the Code or 4001 of ERISA.

         "Europe" means the member states of the European Union as of the date hereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Excluded Leases" means all leases other than the San Mateo Lease, including without limitation (i) the Circle Star Lease Agreement dated April 27, 1999 by and between Circle Star Center Associates, L.P. and Network Computer, Inc. (former name of Liberate Technologies) (the "Circle Star Lease"), (ii) Sublease dated as of December 7, 2001, between Liberate Technologies and DemandTec Inc., (iii) Sublease dated as of November 1, 2002, between Liberate Technologies and di Carta, Inc., and (iv) Agreement of Assignment dated December 22, 2000 between Kobe Steel Europe Limited, Liberate Technologies B.V., and Liberate Technologies, relating to the Underlease of Third Floor of the building known as 174/177 High Holborn, London WC1, dated January 18, 1991 between Target Holdings Limited and Kobe Steel Europe Limited, and any amendments or addendums to, or any other agreements by the parties thereto relating to, any of the foregoing ("UK Lease").

         "GAAP" means accounting principles generally accepted in the United States applied in a manner consistent with the most recently published financial statements of the Person with respect to which the reference to GAAP is made.

         "Governmental Authority" means any nation or government, any federal, state, provincial, local, municipal, foreign (including supranational) or other political subdivision, any government or quasi-governmental entity of any nature, thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any administrative department, court, commission, board, bureau, agency, authority or instrumentality thereof.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Indebtedness" means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person
(A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding accounts payable),
(E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person, (F) secured by a Lien (other than Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens), (G) relating to swaps, options, caps, collars, hedges, forward exchanges or similar agreements or (H) that would be reflected in a balance sheet prepared in accordance with GAAP; and (ii) every liability of others of the kind described in the preceding clause (i) that such Person has guaranteed or which is otherwise its legal liability.

         "Intellectual Property" means all of the following: (i) all Patents,
(ii) all designs, methods, processes, technology and inventions and any derivatives thereof (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and enhancements thereof, (iii) all Trademarks, Internet domain names, URLs and applications therefor, (iv) all Copyrights and Moral Rights, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all know-how, including, but not limited to, Trade Secrets, (vii) all computer software (including data and related documentation, fixes, new releases, enhancements, updates, additions and/or modifications, source code and object code), (viii) all platforms, applications, interfaces, products, systems and services, and
(ix) all other proprietary rights including without limitation intellectual property, publicity and intangible property rights. In the case of Intellectual property owned or licensed by Seller, such Intellectual Property shall include without limitation (x) all copies and tangible embodiments of any of the Transferred Assets (in whatever form or medium), including any notebooks, logs, files (including without limitation any files maintained by Seller's Patent, Copyright, Trade Secret and Trademark counsel(s)), records, data or documentation relating to the Transferred Assets or the Excluded Assets, as applicable, and (y) all of Seller's and its Subsidiaries' books, records and ledger sheets associated with the Transferred Assets or the Excluded Assets, as applicable.

         "Law" means any foreign, federal, state, provincial or local statute, law, ordinance, regulation, administrative regulations, administrative act, rule, code, judgment, order, requirement or rule, including common law.

         "Legal Proceeding" means any private or governmental claim, action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

         "Liabilities" means any and all debts, liabilities, commitments and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, asserted or unasserted, liquidated or unliquidated, including those arising, reported or claimed under any Law, Legal Proceeding, Action or Governmental Order.

         "License Agreements" means all agreements (whether written or oral and whether with Seller or its Subsidiaries or any third parties), including license agreements, research agreements, development agreements, distribution agreements, non-disclosure agreements, confidentiality agreements, non-competition agreements, settlement agreements, consent to use agreements and covenants not to sue to which the Seller or any of its Subsidiaries is a party or otherwise bound, granting any right to make, use, sell, offer for sale, import, copy, distribute, modify, perform, display, disclose, market, or otherwise enforce, exploit or practice any Non-North America Intellectual Property or restricting any of the foregoing rights of Seller or its Subsidiaries.

         "Lien" means any mortgage, pledge, hypothecation, charge, assignment, encumbrance, easement, lease, sublease, covenant, right of way, option, claim, restriction, lien (statutory or other) or security interest.

         "Material Adverse Effect" on a Person means a material adverse effect on (i) the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; "Material Adverse Effect" on the Transferred Assets means an Effect (as defined below) that materially and adversely affects the ownership, value, or use of the Transferred Assets in the aggregate, and a "Material Adverse Effect" on the Non-North America Business means an Effect that materially and adversely affects the business, assets or liabilities of the Non-North America Business; provided, however, in no event shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") resulting from compliance with the terms and conditions of this Agreement or the Double C Agreement, (B) any Effect resulting from the announcement or pendency of the transactions contemplated hereby or the Double C Agreement,
(C) any Effect that results from changes affecting the industry in which such Person, the Transferred Assets or the Non-North America Business, as applicable, operates generally or the United States or European economy generally (which changes in each case do not disproportionately affect such Person, the Transferred Assets or the Non-North America Business, as applicable, in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such Person, the Transferred Assets or the Non-North America Business, as applicable, in any material respect), (E) stockholder class action litigation arising from or relating to this Agreement or the Double C Agreement and (F) any failure by such Person or the Non-North America Business, as applicable, to meet published revenue or earnings projections, which failure shall have occurred in the absence of a material deterioration in the business or financial condition of such Person or the Non-North America Business, as applicable, that would otherwise constitute a Material Adverse Effect but for this clause
(F). For the avoidance of doubt, compliance with (and the consequences thereof) the terms of this Agreement or the Double C Agreement shall not be taken into account in determining whether a Material Adverse Effect shall have occurred or shall be expected to occur for any and all purposes of this Agreement.

         "Moral Rights" means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author's reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

         "Nasdaq" means the National Market System of the Nasdaq Stock Market.

         "Non-North America Business" means Seller's and its Subsidiaries' businesses other than the North America Business, including the business of developing, marketing and selling Non-North America Navigator Platforms and related services for cable systems that are intended to enable cable operators to provide interactive television services outside the United States, Canada and Mexico.

         "Non-North America Intellectual Property" means (i) all of Seller's and its Subsidiaries' Intellectual Property embodied in or associated solely with the Non-North America Navigator Platforms that is owned by or licensed to Seller and its Subsidiaries and used or held for use solely in connection with the Non-North America Business and (ii) all Intellectual Property set forth on
Schedule 1.1(a)(iii) hereto, but excluding any of Seller's and its Subsidiaries' Registered North America Intellectual Property Rights issued or to be issued in the United States, Canada and/or Mexico with a priority date prior to April 7, 2005.

         "Non-North America Navigator Platforms" means (i) all of Seller's and its Subsidiaries' software, technology and associated documentation used or held for use solely in connection with the Non-North America Business and (ii) all software, technology and associated documentation set forth on Schedule 1.1(a)(iii) hereto, but excluding North America Navigator Platforms.

         "North America Business" means all the businesses conducted by Seller and its Subsidiaries in North America, including Seller's and its Subsidiaries' business of developing, marketing and selling North America Navigator Platforms and related services for cable systems that are intended to enable cable operators to provide interactive television services in the United States, Canada and Mexico, but excluding activities of Seller and its Subsidiaries in North America primarily related to its corporate functions or businesses conducted outside of the United States, Canada and Mexico.

         "North America Intellectual Property" means the Intellectual Property embodied in or associated with the North America Navigator Platform that is owned by or licensed to Seller and its Subsidiaries and used or held for use in connection with the North America Business, including the items set forth on Schedule 1.1(a)(iv) hereto and all of Seller's and all of its Subsidiaries' Intellectual Property issued or to be issued with a priority date prior to April 7, 2005 in the United States, Canada and Mexico regardless of whether such Intellectual Property relates to the North America Navigator Platform, but excluding Non-North America Intellectual Property set forth on Schedule 1.1(a)(iii).

         "North America Navigator Platforms" means all software, including source and object code, Seller's LMC card technology, and associated documentation (i) developed and marketed by Seller and its Subsidiaries under the name TV Navigator 2.x, Navigator 3.x and Navigator 5.x or (ii) developed or assigned for use in connection with the Open Cable Application Platform.

         "Patent Lawsuit" means the action titled OpenTV, Inc. v. Liberate Technologies, Case No. C-02-00655 SBA pending in the United States District Court for the Northern District of California, but only to the extent set forth in the complaint dated February 7, 2002.

         "Patents" means issued patents and pending patent applications (including provisional patent applications), and any and all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, supplementary protection certificates, certificates of invention and similar statutory rights.

         "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments, and governmental charges or levies not yet due and payable; (b) Liens imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) are not in excess of $10,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

         "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Principal Customer Agreements" means the Assigned Contracts with the Customers set forth in Section 2(A) of Schedule 1.1(a)(i).

         "Registered Non-North America Intellectual Property Rights" mean any legal rights in any pending applications for, or registrations or issuances or grants of, any Non-North America Intellectual Property before any Governmental Authority responsible for issuing or registering any of the Non-North America Intellectual Property, other than those that have been formally abandoned or allowed to lapse by the Seller or its Subsidiaries in the ordinary course of business in accordance with the exercise of reasonable business judgment.

         "Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 and any subsequent re-enactment or modification thereof.

         "Retained Litigation" means all causes of action, claims, demands, rights and privileges of Seller and any of its Subsidiaries against (i) Source Suite Acquisition LLC, Source Suite LLC, Source Media, Inc., Insight Communications Company, Inc. (but only to the extent to which they are attributable to the period prior to Closing), (ii) former officers of Seller, or (iii) other third parties to the extent not relating to the Transferred Assets or the Non-North America Business including causes of actions, claims and rights under or relating to insurance policies relating thereto.

         "San Mateo Lease" means the Office Lease Agreement dated December 12, 2003 between EOP-Peninsula Office Park, L.L.C. and Seller.

         "San Mateo Leased Property" means the real property located at 2655 Campus Drive, Suite 250. San Mateo, California 94403 (including all buildings, improvements and structures located thereon and all rights, privileges, easements and appurtenances thereto) leased to Seller pursuant to the San Mateo Lease.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Seller Common Stock" means the common stock, par value $0.01 per share, of Seller.

         "Seller Disclosure Letter" means the disclosure letter, dated as of the date hereof, delivered by Seller and the Netherlands Subsidiary to Purchaser.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity controlled by such Person directly or indirectly through any other Subsidiary of such Person or in which such Person owns directly or indirectly through any other Subsidiary of such Person more than 50% of the outstanding common stock or other outstanding Equity Securities ordinarily entitled to vote in such Person. For the avoidance of doubt, the Netherlands Subsidiary shall be deemed a Subsidiary of Seller for purposes of this Agreement.

         "Tax" or "Taxes" means any and all taxes and other similar charges of any kind imposed by any governmental or taxing authority, including: federal, state, provincial, local or foreign income, gross receipts, net wealth, net worth, equity, sales, use, turnover, ad valorem, value-added, environmental, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, social security (or similar), excise, severance, stamp, transfer, real estate transfer, occupation, premium, property, alternative or add-on minimum tax, customs duty or other tax or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed with respect thereto.

         "Tax Return" means any return, statement, report or form (including any related or supporting schedules, statements or information, and including any amendment thereof) filed or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

         "Technology Cross-License Agreement" means that certain Technology Cross-License Agreement, dated as of April 7, 2005, by and between Seller and Double C.

         "Trade Secrets" means all categories of confidential information and trade secrets including without limitation as defined in the Uniform Trade Secrets Act, including confidential research and development, know-how, formulas, ideas, inventions and invention disclosures not part of a Patent or published patent application, compositions, manufacturing and production processes and techniques, methods, schematics, technology, data (including, but not limited to, all business and technical information, and information and data relating to research, development, analytical methods, processes, formulations and compositions), research summary data, research raw data, laboratory notebooks, procedures, proprietary technology and information, blueprints, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

         "Trademarks" means registered and unregistered trademarks, trade dress, service marks, logos and designs, trade names, internet domain names, commercial symbols, corporate names and all registrations renewals and applications in connection therewith together with all translations, adaptations, derivations and combinations thereof and all goodwill associated therewith.

         "Transaction Documents" means (a) this Agreement, (b) the Bill of Sale and (c) any agreement, certificate or similar instrument delivered by the parties at the Closing, including the instruments delivered under Section 2.5 and Section 2.6.

         "UK Contractors" means all these contractors providing personal services to Seller or the Netherlands subsidiary primarily in the United Kingdom as set forth in Schedule 1.1(a)(ii).

         "UK Lease" has the meaning ascribed above in "Excluded Leases."

         "UK Transferred Employees" means employees of Seller or the Netherlands Subsidiary who primarily carry out work in the United Kingdom as set forth in Schedule 1.1(a)(ii).

         "United States" means the United States of America, including its territories and possessions and including Puerto Rico.

         "VAT" means in relation to any jurisdiction within the European Union, the value added tax imposed by the Sixth Council Directive of the European Communities and any national legislation implementing that directive together with legislation supplemental thereto and, in relation to other jurisdictions, the equivalent tax (if any) in that jurisdiction.

         1.2 Additional Definitions.
             ----------------------

         The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

          Defined Term                                             Section
          ------------                                             -------
          Acquisition Proposal                                     3.1
          Aggregate Consideration                                  2.7(a)
          Agreement                                                Preamble
          Assumed Liabilities                                      2.3(a)
          Cash Consideration                                       2.4(b)(i)
          Closing                                                  2.4(a)
          Closing Date                                             2.4(a)
          COBRA Coverage                                           7.5
          Contaminant                                              4.7(j)
          Disabling Code                                           4.7(j)
          Employee Receivables                                     6.8
          Environmental Laws                                       4.10(b)
          Excluded Assets                                          2.2
          Excluded Liabilities                                     2.3(b)
          Fairness Opinion                                         4.13
          Final Report                                             2.4(f)
          Governmental Consent                                     4.1(c)(ii)
          Governmental Filing                                      4.1(c)(ii)
          Government Authority Fee Schedule                        2.5(i)
          Injunction                                               3.3
          Licenses                                                 4.10(a)
          Material Contract(s)                                     4.8(a)
          Netherlands Subsidiary                                   Preamble
          Netherlands Subsidiary Purchase Price                    2.7(a)
          Non-Transferable Asset                                   6.12(a)
          Non-Solicitation Period                                  7.4(a)
          Payroll Taxes                                            7.7
          Permits                                                  4.10(a)(i)
          Preliminary Report                                       2.4(e)
          Proxy Statement                                          3.2(a)
          Purchaser                                                Preamble
          Purchaser Expenses                                       9.5(a)(ii)
          Records                                                  2.1(h)
          Representatives                                          6.2(a)
          Required Consents                                        8.2(f)
          Restricted Period                                        7.5(a)
          Restricted Persons                                       6.5(a)
          Restrictive Period                                       6.8(a)
          Seller                                                   Preamble
          Seller Balance Sheet                                     4.2(b)
          Seller Board                                             3.1
          Seller Bylaws                                            3.1
          Seller Charter                                           3.1
          Seller Commission Filings                                4.2(a)(ii)
          Seller Financials                                        4.2(b)
          Seller Rights Agreement                                  4.20
          Seller Purchase Price                                    2.7(a)
          Seller Special Meeting                                   3.1
          Superior Proposal                                        6.5(b)
          Termination Date                                         9.2
          Trademark License Agreement                              2.5(h)
          Transferred Assets                                       2.1
          Transferred Employees                                    7.1
          Violation                                                4.1(c)(iv)
          Voting Agreement                                         Recitals

         1.3 Terms Generally.
             ---------------

         The definitions set forth or referenced in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business day") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term "business day" shall mean any day that is not a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close. References to the terms "$" and "dollars" shall mean U.S. dollars.

                                  ARTICLE II

                          CLOSING AND PURCHASE PRICE

         2.1 Sale and Transfer of the Assets.
             -------------------------------

         Subject to the terms and conditions of this Agreement, on the Closing Date, Seller and the Netherlands Subsidiary will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller and the Netherlands Subsidiary, all of Seller's and the Netherlands Subsidiary's right, title and interest in and to all of the business, properties, rights, claims and assets (except the Excluded Assets) of Seller and the Netherlands Subsidiary set forth in this Section 2.1 (collectively, the "Transferred Assets"), with such changes, additions or deletions therein or thereto from the date of this Agreement to the Closing Date as may be expressly permitted under this Agreement. The Transferred Assets consist of:

         (a) the Non-North America Navigator Platforms;

         (b) the Non-North America Intellectual Property;

         (c) the Assigned Contracts;

         (d) the San Mateo Lease;

         (e) all tangible personal property, including all plant, machinery, equipment, supplies, inventory, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used to conduct the Non-North America Business, including without limitation such assets set forth on Schedule 2.1(e), except as otherwise provided in Section 2.2(j);

         (f) all transferable licenses, permits, orders, approvals and other authorizations by, and any applications for any of the foregoing filed with, any Governmental Authority used, held for use or intended to be used in the Non-North America Business;

         (g) except as provided in Section 2.2(l), all books and records (other than Tax records), relating to the Non-North America Business or the Transferred Assets, including sales literature, product information, employment records relating to the Business Employees and files and other information and/or data related to or used by Seller or the Netherlands Subsidiary or their other Subsidiaries in, or that arise out of, the operation of the Non-North America Business or the Transferred Assets (the "Records");

         (h) all prepaid expenses, credits, deferred charges, prepaid items, advances and deposits, or portions thereof, arising out of or related to the Transferred Assets or the Non-North America Business;

         (i) all causes of action, claims and rights against third parties that relate to the Transferred Assets or the Non-North America Business other than the Retained Litigation, including the right to sue and recover for past infringements of any rights under the Non-North America Intellectual Property (except any causes of action or claims against Seller, its Subsidiaries and distributors and customers relating to the North America Business) and including all warranties and guaranties received from vendors, suppliers or manufacturers with respect to the Transferred Assets or the Non-North America Business; and

         (j) all goodwill appurtenant to the Transferred Assets or the Non-North America Business and the right to represent to third parties that Purchaser is the successor to the Non-North America Business.

         In furtherance of the foregoing, Seller shall cause the Netherlands Subsidiary to take all actions necessary to transfer and assign all of its right, title and interest in and to any of the Transferred Assets to Purchaser at the Closing, including the execution of instruments pursuant to Sections 2.5(b) and 2.5(e).

         2.2 Assets Not Transferred.
             ----------------------

         Notwithstanding anything herein to the contrary, the following assets are not included in the Transferred Assets and shall be retained by Seller and the Netherlands Subsidiary and as applicable are subject to the Double C Agreement (the "Excluded Assets"):

         (a) all of Seller's and its Affiliates' cash and cash equivalent items, including checking accounts, bank accounts, lock box numbers, certificates of deposit, time deposits, securities, and the proceeds of accounts receivable, including uncashed checks in payment thereof, received or accrued by Seller prior to the Closing Date, and all equity securities of any Person owned by Seller or any of its Affiliates;

         (b) the North America Navigator Platforms;

         (c) the North America Intellectual Property;

         (d) all rights of Seller under the Excluded Leases;

         (e) rights to or claims for refunds or rebates of Taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks, credits or other tax attributes of Seller and the Netherlands Subsidiary;

         (f) proprietary or confidential business information, records and policies that relate generally to Seller and the Netherlands Subsidiary and are not used, held for use, intended to be used in or otherwise necessary to conduct the Non-North America Business, including organization manuals, Tax records and related information;

         (g) all causes of action, claims and rights against third parties with respect to the Retained Litigation and (unless and to the extent Purchaser becomes party to the Patent Lawsuit) the Patent Lawsuit;

         (h) all other assets used exclusively in connection with Seller's corporate functions (including the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books and stock transfer records and other documents relating to the organization, maintenance, and existence of Seller as a corporation);

         (i) all assets in respect of any Employee Benefit Plan, other than those, if any, assigned pursuant to Section 7.9;

         (j) all tangible personal property not used, held for use or intended to be used in the Non-North America Business, wherever located, including all machinery, equipment, furniture, furnishings, software, hardware and vehicles, or all tangible personal property used specifically in connection with Seller's corporate functions and described on Schedule 2.2(j);

         (k) all insurance policies and rights under the Employee Benefit Plans, other than the insurance contracts, if any, assumed pursuant to Section 7.9;

         (l) all of Seller's books and records and other documents related to the sale of the Non-North America Business and negotiations with other parties;

         (m) all accounts receivable, or portions thereof, attributable to or arising out of the Non-North America Business billed or accrued with respect to the period prior to the close of business on the Closing Date; and

         (n) all other assets sold, or to be sold, in accordance with the terms of the Double C Agreement.

         2.3 Assumed and Excluded Liabilities.
             --------------------------------

         (a) As of and after the Closing, and subject to consummation of the Closing, Purchaser shall assume, pay, discharge and perform the following obligations and Liabilities (collectively, the "Assumed Liabilities"): (i) the obligations and Liabilities of Seller and the Netherlands Subsidiary under or with respect to the Assigned Contracts and other Transferred Assets transferred to Purchaser at the Closing to be paid, discharged and performed after the Closing Date and which are, but only to the extent they are, attributable to the period after the Closing Date, provided that Purchaser shall not be responsible for any Liability of Seller or its Affiliates for Taxes (whether attributable to the period before or after the Closing Date) except as expressly provided in Sections 2.8, 2.9 and 2.10; (ii) obligations and Liabilities relating to the Transferred Assets in respect of which Purchaser received a credit to the Cash Consideration pursuant to Section 2.4 or 2.8; and (iii) obligations and Liabilities relating to COBRA Coverage pursuant to Section 7.5 or assumed pursuant to Section 7.9, if any.

         (b) Notwithstanding anything herein or in any other Transaction Document to the contrary, and regardless of any disclosure to Purchaser, except for the Assumed Liabilities specifically set forth in Section 2.3(a) above, Purchaser shall not assume or have any responsibility for any obligation or Liability of Seller or the Netherlands Subsidiary or their Affiliates that is not an Assumed Liability, including, but not limited to, any obligations or Liabilities relating to (i) the Excluded Leases, (ii) the Retained Litigation, (iii) any Contract that is not an Assigned Contract, (iv) any Employee Benefit Plans (other than obligations and Liabilities relating to COBRA Coverage pursuant to Section 7.5 or assumed pursuant to Section 7.9, if any), (v) any other Excluded Asset, (vi) the conduct or operation of the North America Business and any other businesses of Seller and its Affiliates other than the Non-North America Business, or (vii) the conduct or operation of the Non-North America Business or the ownership of the Transferred Assets during the period prior to the close of business on the Closing Date (except for the obligations and Liabilities assumed pursuant to Section 2.3(a)(i) and (iii)) (collectively, the "Excluded Liabilities").

         2.4 Closing; Purchase Price.
             -----------------------

         (a) The closing (the "Closing") of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Ave., Palo Alto, California, at 6:00 a.m., San Francisco time on the third business day after and excluding the date on which the conditions to Closing set forth in Article VIII hereof (other than those conditions which by their nature are to be satisfied concurrently with the Closing) shall have been satisfied or waived or at such other place, time and date as agreed in writing by Purchaser and the Seller. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." The Closing shall be deemed to occur as of the close of business on the Closing Date.

         (b) In consideration of the transfer of the Transferred Assets to Purchaser, and in reliance on the representations and warranties of Seller and the Netherlands Subsidiary contained in this Agreement, at the Closing, Purchaser shall (i) pay Seller and the Netherlands Subsidiary the aggregate amount of Twenty Five Million Five Hundred Thousand Dollars (US$25,500,000), which amount shall be adjusted as provided in this Section 2.4, Section 2.8 and Section 2.12(a), in cash (the "Cash Consideration") by wire transfer of immediately available funds to an account or accounts designated in writing by Seller no later than one business day prior to Closing and (ii) assume the Assumed Liabilities. The Cash Consideration shall be decreased by an amount equal to Six Hundred Fifty One Thousand Dollars (US$651,000) per month for the time period that elapses from the execution of this Agreement to the Closing Date, pro rated for the actual number of days in such period based on 30 days in a month.

         (c) All expenses and other liabilities arising from the Non-North America Business up until the close of business on the Closing Date, including assessments levied against the Transferred Assets, salesperson advances, property and equipment rentals, amounts owing under the San Mateo Lease, sales taxes, applicable copyright or other fees, sales and service charges, and similar prepaid and deferred items shall be prorated between Purchaser, on the one hand, and Seller and the Netherlands Subsidiary, on the other hand, in accordance with the principle that Seller and its Affiliates shall be responsible for all expenses, costs and liabilities allocable to the conduct of the Non-North America Business for the period prior to the close of business on the Closing Date, and Purchaser shall be responsible for all expenses, costs and liabilities allocable to the conduct of the Non-North America Business for the period after the close of business on the Closing Date; provided that, Seller and its Affiliates shall be solely responsible for all intercompany accounts among Seller and its Affiliates. The Cash Consideration shall be increased or decreased as required to effectuate the foregoing proration of expenses and liabilities. This Section 2.4(c) is subject to the provisions of Sections 2.8, 2.9 and 2.12. A preliminary schedule that estimates such allocation, calculated in accordance with the foregoing, is attached hereto as Schedule 2.4(c).

         (d) The Cash Consideration shall be decreased by an amount equal to
(i) any customer payments and deposits received by Seller or the Netherlands Subsidiary prior to the close of business on the Closing Date but attributable to products or services to be provided by Purchaser after the close of business on the Closing Date (including any interest owing thereon), (ii) any other advance payments or deposits, to the extent any of the foregoing payments or deposits are attributable to products or services to be provided after the close of business on the Closing Date and (iii) the cost of all accrued vacation for Transferred Employees prior to the Closing Date, as provided for in Section 7.3 of this Agreement. A preliminary schedule that estimates all such payments, deposits and accrued vacation, calculated in accordance with the foregoing is attached hereto as Schedule 2.4(d).

         (e) At least 10 business days prior to the Closing, Seller will deliver to Purchaser a report with respect to the Non-North America Business (the "Preliminary Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Sections 2.4(c), 2.4(d), 2.4(e), 2.8, 2.9 and 2.10, which are calculated in accordance with such Section as of the Closing Date, together with any documents substantiating the determination of the adjustments to the Cash Consideration proposed in the Preliminary Report. The parties shall negotiate in good faith to resolve any dispute and to reach an agreement prior to the Closing Date on such preliminary adjustments to the Cash Consideration as of the Closing Date (provided that, in the absence of such agreement prior to the Closing Date, the Preliminary Report shall be used for determining any adjustments to the Cash Consideration at Closing) or thereafter in accordance with Section 2.4(f) below. The adjustments shown in the Preliminary Report, as adjusted by agreement of the parties, will be reflected as an adjustment to the Cash Consideration payable at the Closing.

         (f) Within 90 days after the Closing Date, Purchaser shall deliver to Seller a report with respect to the Non-North America Business (the "Final Report"), showing in detail the final determination of any adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Report, together with any documents substantiating the final calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments and prorations to be made to the Cash Consideration in accordance with this
Section 2.4, Seller shall, within 30 days after its receipt of the Final Report, provide to Purchaser its written statement of any discrepancies believed to exist. Purchaser and Seller shall use good faith efforts to jointly resolve the discrepancies within 30 days of Purchaser's receipt of Seller's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Purchaser and Seller cannot resolve the discrepancies to their mutual satisfaction within such 30-day period, Purchaser and Seller shall, within the following 10 days, jointly designate a national independent public accounting firm to be retained to review the Final Report together with Seller's discrepancy statement and any other relevant documents. The parties agree that the foregoing independent public accounting firm shall not be one that is regularly engaged by Purchaser or Seller. Such firm shall report its conclusions as to adjustments pursuant to this Section 2.4, which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review. The conclusion of such firm with respect to each discrepancy shall be within the range established for such item by the Final Report and Seller's discrepancy statement. If Purchaser or Seller is determined to owe an amount to the other, the appropriate party shall pay such amount thereof to the other within three business days after receipt of such determination. The cost of retaining such independent public accounting firm shall be borne equally by the parties.

         2.5 Seller's Deliveries at the Closing.
             ----------------------------------

         At the Closing, Seller and the Netherlands Subsidiary shall deliver or cause to be delivered to Purchaser the following:

         (a) a Bill of Sale executed by Seller and the Netherlands Subsidiary;

         (b) such further bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary under applicable Law to vest in Purchaser all right, title and interest in, to and under the Transferred Assets and to evidence Purchaser's assumption of the Assumed Liabilities;

         (c) an affidavit of Seller stating, under penalties of perjury, Seller's taxpayer identification number and that Seller is not a foreign person in accordance with Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder;

         (d) the certificates contemplated by Section 8.2(b);

         (e) short-form assignment agreements, in a form reasonably acceptable to Purchaser and suitable for recordation with applicable Governmental Authorities, executed by an authorized representative of Seller and the Netherlands Subsidiary, as applicable, that assign the Non-North America Intellectual Property to Purchaser:

         (f) the financial statements required by Section 8.2(e);

         (g) the Required Consents set forth in Section 8.2(f);

         (h) the Trademark License Agreement substantially in the form attached hereto as Exhibit A (the "Trademark License Agreement") executed by Seller; and

         (i) a list of all due dates in Seller's and the Netherlands Subsidiary ordinary course of business for filing with any Governmental Authority any documents necessary to secure, maintain and enforce Purchaser's rights in and to the Copyrights, Patents, and Trademarks included in the Transferred Assets, which due dates occur within ninety (90) days after the Closing Date (the "Government Authority Fee Schedule");

         2.6 Purchaser's Deliveries at the Closing.
             -------------------------------------

         At the Closing, Purchaser shall deliver to Seller the following:

         (a) the Cash Consideration as adjusted in accordance with 2.4(e);

         (b) the executed assumption agreement, in a form reasonably satisfactory to Purchaser and Seller, evidencing Purchaser's assumption of the Assumed Liabilities;

         (c) a certificate of an authorized officer of Purchaser pursuant to
Section 8.3(b) hereof; and

         (d) the Trademark License Agreement executed by Purchaser.

         2.7 Tax Allocation.
             --------------

         (a) It is the intent of Purchaser, Seller and the Netherlands Subsidiary that not more than $30,000 of the Cash Consideration (together, the "Aggregate Consideration") shall be allocated to the Transferred Assets of the Netherlands Subsidiary (the "Netherlands Subsidiary Purchase Price"), and the remainder of the Aggregate Consideration shall be allocated to the Transferred Assets of Seller (the "Seller Purchase Price").

         (b) Purchaser, Seller and the Netherlands Subsidiary further agree
(i) to use commercially reasonable efforts to agree upon an allocation of the Seller Purchase Price among the Transferred Assets of Seller and to agree upon an allocation of the Netherlands Subsidiary Purchase Price among the Transferred Assets of the Netherlands Subsidiary, in each case in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and (ii) if the parties agree to either such allocation, to use such allocation for all income Tax purposes, including the preparation and filing of each party's respective IRS Form 8594 (or any successor form) and any Tax Returns.

         2.8 Tax Proration.
             -------------

         Any ad valorem, property or similar Taxes with respect to the Transferred Assets or the Non-North America Business shall be prorated on a per diem basis through the close of business on the Closing Date, with Seller being responsible for all of such prorated Taxes attributable to the period on or before the close of business on the Closing Date and Purchaser being responsible for all of such prorated Taxes attributable to the period after the close of business on the Closing Date. The Cash Consideration shall be increased or decreased as required to effectuate the resulting amount payable by Purchaser or Seller.

         2.9 Sales Taxes.
             -----------

         Seller and Purchaser shall each pay fifty percent of all sales, use, excise, transfer, value added, and similar Taxes (for the avoidance of doubt, excluding VAT, income and capital Taxes) imposed by any Governmental Authority in any jurisdiction in connection with the transactions contemplated herein.

         2.10 VAT.
              ---

         All sums or other consideration payable by the Purchaser to the Seller pursuant to or in connection with this Agreement are exclusive of VAT. If the relevant Governmental Authority shall determine that VAT is chargeable pursuant to or in connection with this Agreement, the Seller shall notify the Purchaser of that determination within seven days of its being so advised by such Governmental Authority and the Purchaser shall pay to the Seller by way of additional consideration a sum equal to the amount of VAT determined by the Government Authority to be so chargeable within 14 days of the Seller notifying the Purchaser of that determination (against delivery by the Seller of an appropriate VAT invoice).

         2.11 Risk of Loss.
              ------------

         Until the Closing, any loss of or damage to the Transferred Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller.

2.12     Tax Reporting.
         -------------

         Subject to any Tax elections agreed to be filed by the parties pursuant to the terms of this Agreement in order to reduce, mitigate or eliminate the amount of any Tax that could be imposed with respect to the transactions contemplated by this Agreement, all parties hereto intend that the sale and transfer of the Transferred Assets pursuant to this Agreement will be a fully taxable transaction. None of Purchaser, Seller, the Netherlands Subsidiary or any of their respective Affiliates will, subject to any such Tax elections that are agreed to be filed by the parties, take any position on any federal, state, provincial, local or foreign income or franchise Tax Return, or take any other Tax reporting position that is inconsistent with the treatment of the sale and transfer of such assets as a fully taxable transaction.

                                 ARTICLE III

                                CERTAIN ACTIONS

         3.1 Seller Stockholder Meeting.
             --------------------------

         Seller and its Board of Directors (the "Seller Board") shall take all action necessary in accordance with applicable Law and Seller's Sixth Amended and Restated Certificate of Incorporation (the "Seller Charter") and Amended and Restated Bylaws (the "Seller Bylaws") to duly call and hold, as soon as reasonably practicable after the date hereof, a meeting of the Seller's stockholders (the "Seller Special Meeting") for the purpose of considering and voting upon a resolution approving and adopting the transactions contemplated by this Agreement (the "Acquisition Proposal"). Subject to Section 6.5, the Seller Board will recommend that the Seller's stockholders vote in favor of approval and adoption of the Acquisition Proposal and Seller will use its reasonable best efforts to solicit from its stockholders proxies in favor of such approval and adoption and take all other action necessary or advisable to secure the vote or consent of the stockholders of Seller required by the DGCL, the Seller Charter, the Seller Bylaws or otherwise to effect the transactions contemplated hereby. Seller shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Seller Common Stock for approval of the Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Seller may adjourn or postpone the Seller Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Acquisition Proposal or, if as of the time for which the Seller Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Special Meeting.

         3.2 Proxy Statement.
             ---------------

         (a) Preparation and Filing. As promptly as practicable but in no event later than 30 calendar days after the date of this Agreement, Seller shall prepare and, subject to review and comment by Purchaser, file with the Commission a proxy statement (the "Proxy Statement") in connection with the transactions contemplated hereby. The Proxy Statement shall include the recommendation of the Seller Board in favor of approval and adoption of the Acquisition Proposal, except to the extent the Seller Board shall have withdrawn or modified its approval or recommendation of this Agreement or the transactions contemplated hereby as permitted by Section 6.5.

         (b) Commission Comments; Amendments and Supplements. Seller shall notify Purchaser promptly after the receipt of any comments of the Commission on, or of any request by the Commission for amendments or supplements to, the Proxy Statement and shall supply Purchaser with copies of all correspondence between Seller or any of its representatives and the Commission with respect to the Proxy Statement. Seller shall use its reasonable best efforts to respond to any comments from the Commission with respect to the preliminary Proxy Statement and to make any further filings (including amendments or supplements thereto or, if necessary or appropriate, amendments to any periodic report filed by Seller with the Commission) in connection therewith that Seller shall deem necessary, proper or desirable and shall cause the definitive Proxy Statement to be mailed to Seller's stockholders at the earliest practicable time. If at any time prior to the Closing Date, any event shall occur relating to Purchaser, Seller or any of their respective Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Proxy Statement, such party shall inform the other promptly after becoming aware of such event. Whenever Purchaser or Seller learn of the occurrence of any event which should be described in an amendment of, or a supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the Commission and, if required by applicable Law, disseminated to the persons and in the manner required.

         3.3 Reasonable Best Efforts.
             -----------------------

         Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article VIII to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the Proxy Statement and any necessary amendments or supplements to any of the foregoing; (ii) using all reasonable best efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other Person; (iii) using all reasonable best efforts to cause to be lifted any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an "Injunction") of any type referred to in Sections 8.2(d) and 8.3(c); (iv) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates to, and making all applications and filings with, any Governmental Authority or other Person as may be necessary or reasonably requested in connection with any of the foregoing; and
(v) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction, or causing to be rescinded or rendered inapplicable any statute, rule or regulation, referred to in clause (ii) of this sentence, no party shall be required to pay any consideration (other than customary filing and similar fees), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or any other condition or requirement that limits, restricts or otherwise imposes requirements on the existence or operations of the parties or any of their respective Affiliates.

                                  ARTICLE IV

    REPRESENTATIONS AND WARRANTIES OF SELLER AND THE NETHERLANDS SUBSIDIARY

         Except as set forth in the Seller Disclosure Letter prepared by Seller and the Netherlands Subsidiary and delivered to Purchaser simultaneously with the execution hereof, the Seller and the Netherlands Subsidiary each hereby represents and warrants, jointly and severally, to Purchaser as follows:

         4.1 Authority; No Conflicts; Governmental Consents; Corporate
             ---------------------------------------------------------
Matters.
-------

         (a) Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties makes qualification necessary, except where the failure to be so qualified would not reasonably be likely to have a Material Adverse Effect on the Seller. Seller has made available to Purchaser true and complete copies of the Seller Charter and Seller Bylaws in effect on the date hereof. No corporate action has been taken with respect to any amendment to the Seller Charter or the Seller Bylaws (except for any such amendments that have become effective and are reflected in the copies of the Seller Charter and the Seller Bylaws delivered by Seller to Purchaser as described in the preceding sentence) and no such corporate action is currently proposed. Seller's minute books, true and complete copies of which have been made available to Purchaser, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of Seller since January 1, 2002 until the date hereof, and (subject to the proviso below) such minutes accurately and fairly reflect in all material respects the actions taken at such meetings; provided, however, that Seller shall have no obligation to make available to Purchaser any draft minutes and shall be permitted to redact portions of minutes that relate to the sale of the North America Business or the Non-North America Business, or of the Seller or the Netherlands Subsidiary, and negotiations with the parties to this Agreement, their respective Affiliates and other parties, other than materials relating to negotiations with Customers.

         (b) Each of Seller and the Netherlands Subsidiary has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and, subject to Seller obtaining the approval of its stockholders specified in Section 4.15, to perform its obligations hereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and the Netherlands Subsidiary of this Agreement and the Transaction Documents and the consummation by each of Seller and the Netherlands Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by the Seller Board and the board of directors of the Netherlands Subsidiary, respectively, and by all other necessary corporate action on the part of each of Seller and the Netherlands Subsidiary, subject, in the case of the consummation by Seller and the Netherlands Subsidiary of the transactions contemplated hereby and thereby, to the approval of the Seller's stockholders described in the previous sentence. This Agreement has been duly executed and delivered by Seller and the Netherlands Subsidiary and is, and each of the Transaction Documents, when duly executed and delivered by Seller and the Netherlands Subsidiary, as applicable, will be, assuming due and valid authorization and delivery by Purchaser, in each case, a valid and binding obligation of Seller and the Netherlands Subsidiary, enforceable against Seller and the Netherlands Subsidiary, as applicable, in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

         (c) The execution and delivery by each of Seller and the Netherlands Subsidiary of this Agreement does not and the execution and delivery of the Transaction Documents will not, and the performance by each of Seller and the Netherlands Subsidiary of its obligations hereunder or thereunder and the consummation by each of Seller and the Netherlands Subsidiary of the transactions contemplated hereby and thereby will not:

               (i) assuming approval and adoption of the Acquisition Proposal by the Seller's stockholders as contemplated by Section 4.15, conflict with or violate the Seller Charter or the Seller Bylaws or the charter, bylaws or similar organizational documents of any Subsidiary of Seller;

               (ii) require any consent, approval, order or authorization of or other action by any Governmental Authority (a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Authority (a "Governmental Filing"), in each case on the part of Seller or any Subsidiary of Seller, except for (A) the Governmental Consents and Governmental Filings with foreign, state and local Governmental Authorities described in Section 4.1(c)(ii) of the Seller Disclosure Letter, and
         (B) the filing with the Commission of (1) the Proxy Statement as contemplated by Section 3.2 and (2) such reports under Sections 13(a), 13(d) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby;

               (iii) except as described on Section 4.1(c)(iii) of the Seller Disclosure Letter, require, on the part of Seller or any Subsidiary of Seller, any consent by or approval or authorization of or notice to any other Person (other than a Governmental Authority), under any Assigned Contract;

               (iv) conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination under, or acceleration of any obligation or any increase in any payment required by (any such conflict, violation, breach, default, right of termination or acceleration or increase, a "Violation"), any Contract; or

               (v) assuming approval and adoption of the Acquisition Proposal by the Seller's stockholders as described in Section 4.15 and assuming that the Governmental Consents and Governmental Filings specified in subclause (ii) of this Section 4.1(c) are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Seller or any Subsidiary of Seller, or by which any of their respective properties or assets are bound.

         (d) The Netherlands Subsidiary is a corporation, duly organized and validly existing under the laws of the jurisdiction in which it is organized and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which qualification is necessary, except where the failure to be so qualified would not reasonably be likely to have a Material Adverse Effect on the Seller. The Netherlands Subsidiary has all necessary power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. Seller has heretofore made available to Purchaser true and complete copies of the certificate of incorporation and by-laws, or other comparable organizational and governing documents, of the Netherlands Subsidiary, each as currently in effect. The Netherlands Subsidiary is a directly, wholly-owned Subsidiary of Seller. The minute books of the Netherlands Subsidiary, true and complete copies of which have been made available to Purchaser, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders (or their respective equivalents) of the Netherlands Subsidiary, and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings; provided, however, that Seller shall have no obligation to make available to Purchaser any draft minutes and shall be permitted to redact portions of minutes that relate to the sale of the North America Business or the Non-North America Business, or of the Seller or the Netherlands Subsidiary, and negotiations with the parties to this Agreement, their respective Affiliates and other parties (but not including negotiations with Customers).

         4.2 SEC Filings; Financial Statements; Absence of Changes.
             -----------------------------------------------------

         (a) Seller (i) has made available to Purchaser accurate and complete copies of all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed by Seller with the Commission on or after September 16, 2003 to the date of this Agreement, and (ii) agrees to timely file, and to make available to Purchaser promptly after the filing thereof true and complete copies of, all reports, registration statements, proxy statements and other documents (including exhibits and in each case together with all amendments thereto) (such reports, registration statements, proxy statements and other documents, together with any amendments thereto, are collectively referred to as the "Seller Commission Filings"). The Seller Commission Filings filed with the Commission constitute, and the Seller Commission Filings to be made after the date hereof and on or before the Closing Date will constitute, all of the documents (other than preliminary materials) that Seller was or will be required to file with the Commission from September 16, 2003, to the date hereof and the Closing Date, respectively. As of their respective filing dates (or if amended or superseded by a filing, then on the filing date of such amending or superseding filing), the Seller Commission Filings (i) were, and will be, prepared in accordance, and complied, or will comply, in all material respects, with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Seller Commission Filings and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes thereto) contained (or to be contained) in the Seller Commission Filings (the "Seller Financials"), as of their respective filing dates, (i) complied, or will comply, in all material respects with the published rules and regulations of the Commission with respect thereto, (ii) was, or will be, prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (iii) fairly presented, or will fairly present, in all material respects the consolidated financial position of Seller as at the respective dates thereof and the results of Seller's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments; provided, however, that no representation is made with respect to any financial information included in the proxy statement relating to the transaction contemplated by the Double C Agreement or any filing made on Form 8-K relating thereto. The balance sheet of Seller contained in Seller's Form 10-Q for the quarter ended February 28, 2005 as filed with the Commission is hereinafter referred to as the "Seller Balance Sheet."

         (c) Except as disclosed in the Seller Balance Sheet or as disclosed in Section 4.2(c) of the Seller Disclosure Letter, Seller and its Subsidiaries have no Liabilities required by GAAP to be set forth on a consolidated balance sheet that were not reflected or reserved against in accordance with GAAP in the Seller Balance Sheet which are, individually or in the aggregate, material to the Non-North America Business, results of operations or financial condition of Seller and its Subsidiaries, except for (i) liabilities incurred since the date of the Seller Balance Sheet in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to the Non-North America Business or Seller and its Subsidiaries and
(ii) Liabilities incurred pursuant to this Agreement. Except for lease payments due under the UK Lease that are not yet due and payable and Liabilities relating to the Business Employees incurred since the date of the Seller Balance Sheet in the ordinary course of business or other accounts payable incurred since the date of the Seller Balance Sheet in the ordinary course necessary for the operation of the business conducted by the Netherlands Subsidiary, the Netherlands Subsidiary has no Liabilities required by GAAP to be set forth on a consolidated balance sheet that were not reflected or reserved against in accordance with GAAP in the Seller Balance Sheet.

         (d) Absence of Certain Changes, Events and Conditions. Except as otherwise disclosed in the Seller Commission Filings filed prior to the date of this Agreement or as set forth on Section 4.2(d) of the Seller Disclosure Letter, since February 28, 2005 through the date of this Agreement, there has not been any change, and no event has occurred and no condition exists, that individually or together with all other such changes, events and conditions, has had or is reasonably likely to have a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets.

         (e) The financial model that estimates the operating expenses and receipts for the Non-North America Business that has previously been provided to Purchaser was prepared in good faith, is based upon reasonable assumptions based upon all material information regarding the matters set forth therein that are known to Seller, and represents Seller's current reasonable estimate of the future financial performance of the Non-North America Business.

         4.3 Proxy Statement.
             ---------------

         None of the information supplied or to be supplied by or on behalf of Seller for inclusion or incorporation by reference in, and that is included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto, will, at the time of mailing of the Proxy Statement to the Seller's stockholders or at the time of the Seller Special Meeting or any other meeting of the Seller's stockholders to be held in connection with the transactions contemplated hereby, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the furnishing thereof by Seller will comply in all respects with the applicable requirements of the Securities Act, the Exchange Act and the DGCL.

         4.4 Taxes.
             -----

         (i) Each of Seller and the Netherlands Subsidiary has filed or caused to be filed in a timely manner (taking into account valid extensions of time to file) all income Tax Returns and all other material Tax Returns it was required to file with respect to the Transferred Assets and the Non-North America Business, and all such Tax Returns are correct and complete in all material respects; (ii) each of Seller and the Netherlands Subsidiary has paid or caused to be paid, or has made adequate provision on the most recent Seller Financials for the payment of, all Taxes shown as owing on any such Tax Return and all other material Taxes owed by such entity with respect to the Transferred Assets and the Non-North America Business (whether or not such Taxes are shown on any Tax Return); (iii) each of Seller and the Netherlands Subsidiary has duly and timely withheld, remitted and paid all Taxes required by Law to have been withheld and paid in connection with any amounts paid, credited or owing to any Persons; (iv) the Netherlands Subsidiary has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, required by Law to be collected by it and has duly and timely remitted, and will duly and timely collect and remit, to the appropriate Governmental Authority, any such amounts required by Law to be collected and remitted by it in respect of any matter, transaction or event arising prior to Closing; (v) none of the Tax Returns filed by Seller or the Netherlands Subsidiary with respect to the Transferred Assets or the Non-North America Business is currently being audited by any taxing authority, and there are no other examinations, requests for information or other administrative or judicial proceedings pending or threatened in writing with respect to any Taxes of Seller or the Netherlands Subsidiary that could materially and adversely affect Purchaser after the Closing; (vi) no taxing authority has asserted in writing any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to, Seller or the Netherlands Subsidiary with respect to Transferred Assets or the Non-North America Business; (vii) there are no outstanding Liens for taxes that have been filed by any taxing authority against any of the Transferred Assets except Liens for current Taxes that are not yet due and payable or being contested in good faith; and (viii) the Netherlands Subsidiary will not sell or otherwise transfer a "United States real property interest," within the meaning of Section 897(c) of the Code, to Purchaser (or an Affiliate of Purchaser) in connection with this Agreement.

         4.5 Assets Other than Real Property Interests.
             -----------------------------------------

         (a) Seller and the Netherlands Subsidiary each has good, valid and marketable title to all of the Transferred Assets owned or held by it, in each case free and clear of all Liens except Permitted Liens. All Transferred Assets, including machinery and equipment, owned, leased or otherwise used by Seller or the Netherlands Subsidiary are in good operating condition and repair and are suitable and adequate for the uses to which they are being put. Upon the Closing, Purchaser will have good and transferable title to the Transferred Assets, free and clear of any Liens except Permitted Liens.

         (b) With the exception of the Excluded Assets, the Transferred Assets comprise all the assets employed by Seller or its Subsidiaries in connection with the Non-North America Business. The Transferred Assets comprise all the assets necessary for the conduct of the Non-North America Business immediately following the Closing in substantially the same manner as currently conducted.

         4.6 Real Property Interests.
             -----------------------

         Seller has made available to Purchaser a true and complete copy of the San Mateo Lease. The San Mateo Lease is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the landlord and Seller with respect to such property. Neither Seller nor, to the knowledge of Seller, any other party to such lease is in breach or default in any material respect of such lease, and, to the knowledge of Seller, no event has occurred that, with notice or lapse of time, or both, would constitute a material Violation under such San Mateo Lease. The Transferred Assets include no other real property interest of any kind.

         4.7 Intellectual Property.
             ---------------------

         Notwithstanding anything to the contrary and other than Section 4.7(k), the representations and warranties of this Section 4.7 only apply to the Transferred Assets being conveyed to the Purchaser pursuant to Section 2.1 and the conduct of the Non-North America Business. Except as set forth in
Section 4.7 of the Seller Disclosure Letter (where applicable):

         (a) Ownership. Section 4.7(a)(i) of the Seller Disclosure Letter sets forth a true and complete list of all Registered Non-North America Intellectual Property Rights and a description of the Non-North America Navigator Platforms that will be conveyed to the Purchaser as part of the Non-North America Intellectual Property, specifying as to each such Intellectual Property right, as applicable, (x) whether such Intellectual Property right is owned by, or licensed to, Seller or the Netherlands Subsidiary and assigned to Purchaser, (y) the owner of such Intellectual Property right, and (z) the jurisdiction by or in which such Intellectual Property right has been issued or registered or in which an application for such issuance or registration has been filed including the registration or application numbers thereof. The Seller is the sole owner of all Non-North America Intellectual Property purported to be owned by the Seller or its Subsidiaries and will provide Purchaser with good title to all Non-North America Intellectual Property, and after the Closing, Purchaser or its designee pursuant to Section 10.1 will exclusively own and, have the exclusive right to use the Non-North America Navigator Platforms and enforce all rights associated with such Non-North America Intellectual Property, subject to the Technology Cross-License Agreement and License Agreements that exist as of the Closing as set forth in Section 4.7(b) of the Seller Disclosure Letter. Except as set forth in Section 4.7(b) of the Seller Disclosure Letter, Seller has not granted to any Person not a party to this Agreement a license to any of the Non-North America Intellectual Property, nor are any of the Non-North America Intellectual Property licensed to Seller or any other Person or jointly owned by Seller and any other Person. Except for matters in prosecution before any Government Authority for registration of Intellectual Property of which there are no third party interference actions pending or threatened, none of the Non-North America Intellectual Property is the subject of any action seeking to deny, modify or revoke any related registration or application, there are no third party interference actions pending with respect to the matters in prosecution, and Seller has received no written or oral notice in which such action is threatened. Seller has the right to transfer or assign to Purchaser the Non-North America Intellectual Property free and clear of all encumbrances, and the Non-North America Intellectual Property assigned to Purchaser under this Agreement constitutes all of the Intellectual Property and technology used in or reasonably necessary to enable Seller or Purchaser to run the Non-North America Business as now conducted or contractually obligated by the Seller and its Subsidiaries under Customer agreements, to be conducted, including the design, development, manufacture, use, import, licensing and sale of the Non-North America Navigator Platforms. Except as set forth in Section 4.7(a)(ii) of the Seller Disclosure Letter, Seller has the right to make, use, sell, offer for sale, import, copy, distribute, modify, perform, display, disclose, market, or otherwise enforce, practice, lease, license or otherwise exploit the products and services of the Non-North America Business free from any royalty or other obligation to third parties. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any of the Intellectual Property rights in the Non-North America Intellectual Property. The Government Authority Fee Schedule delivered pursuant to Section 2.5(i) sets forth maintenance fees, responses to official action or other action that will become due within 90 days after the Closing Date.

         (b) License Agreements. Section 4.7(b) of the Seller Disclosure Letter sets forth a true and complete list of all License Agreements, specifying the name of the parties thereto, and whether the License Agreement is an inbound license or an outbound license. Each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms and is assignable to Purchaser as provided herein. Seller and its Subsidiaries are in compliance with, and have not breached any terms of any such License Agreement and, to the knowledge of Seller, all other parties to such License Agreement are in compliance with, and have not breached any term of, such License Agreements. Seller has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used or necessary to create, modify, compile, operate or support any software that is Non-North America Intellectual Property or is incorporated into the Non-North America Navigator Platforms. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any License Agreement. Following the Closing Date, the Purchaser will be permitted to exercise all of the Seller's rights under such License Agreement to the same extent the Seller would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Seller would otherwise be required to pay had such transactions contemplated hereby not occurred.

         (c) Noninfringement. The copying, modification, display, performance, disclosure, lease, sublicenses, sale, manufacture, offer for sale, importation or other use (collectively, the "Use") of the North America Navigator Platforms and North America Intellectual Property pursuant to the rights granted under the Technology Cross-License Agreement, the Non-North America Navigator Platform (and the Use thereof) and/or the conduct of the Non-North America Business as currently conducted and as contractually obligated by Seller to Customers to be conducted do not infringe or misappropriate any Intellectual Property right of any third party or violate any right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction in which it currently conducts business, and to the knowledge of the Seller, any other jurisdiction, and neither Seller nor its Subsidiaries have received written or oral notice alleging anything to the contrary, nor to the knowledge of Seller is there a valid basis for a third party to allege any of the foregoing.

         (d) Creation of Non-North America Intellectual Property. All of the Non-North America Intellectual Property purported to be owned by Seller or the Netherlands Subsidiaries has been lawfully acquired or created by employees of Seller or its Subsidiaries acting within the scope of their employment or by independent contractors of Seller or its Subsidiaries who have executed agreements expressly assigning all right, title and interest in such Non-North America Intellectual Property to Seller or its Subsidiaries. Seller has provided to Purchaser true and correct copies of the forms for such assignments. No person who has provided to Seller or any of its Subsidiaries any Non-North America Intellectual Property owned by or licensed to Seller has ownership rights or license rights to improvements, enhancements or other modifications or derivatives made by or for the Seller in such Intellectual Property. No government, military or quasi governmental funding, facilities of a university, college, other educational institution or research center or funding from similar third parties was used in the development of any Non-North America Intellectual Property. In each case in which the Seller or any of its Subsidiaries has acquired, other than through a license, any Transferred Asset from any person, the Seller or its Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Transferred Asset (including all associated Intellectual Property and the right to seek past and future damages with respect thereto) to the Seller. Seller has recorded any assignment of registered Intellectual Property assigned to the Company with the relevant Governmental Entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.

         (e) Validity. To the knowledge of Seller, all rights in the Registered Non-North America Intellectual Property (other than pending applications) are valid and enforceable and the Seller and its Subsidiaries have no knowledge of any facts or circumstances that would render any Intellectual Property invalid or unenforceable, and no written or oral notice has been received alleging anything to the contrary. All required maintenance or similar fees or annuities for Registered Non-North America Intellectual Property have been timely paid and all required affidavits and renewals due through the Closing Date have been filed or will be filed by the Closing Date, in connection with the Registered Non-North America Intellectual Property (including pending applications). To the knowledge of Seller and the Netherlands Subsidiary, there have been no acts or omissions that reasonably could be construed as inequitable conduct that would adversely affect the Patents within the Non-North America Intellectual Property. Neither Seller nor any of its Subsidiaries are a party to any source code escrow agreement that includes any portion of the Non-North America Navigator Platforms.

         (f) Confidentiality. No Trade Secret of the Non-North America Business has been disclosed to any third party other than pursuant to written non-disclosure agreements, and Seller and its Subsidiaries have used commercially reasonable efforts to preserve the secrecy of Trade Secrets and all Non-North America Intellectual Property or other information the value of which to Seller is dependent upon maintenance of the confidentiality thereof. Seller has disclosed or made available the source code and system documentation relating to the Non-North America Navigator Platform only to employees or consultants of Seller who required such disclosure or access and who have executed written confidentiality agreements governing their use of such source code and documentation. There is no unauthorized use, infringement or misappropriation of the Non-North America Intellectual Property by any current or former employee, officer, consultant or independent contractor of Seller or its Affiliates.

         (g) No Infringers. To the knowledge of Seller and the Netherlands Subsidiary, no third party, employee of Seller or its Subsidiaries or former employee of Seller or its Subsidiaries has infringed or misappropriated any Non-North America Intellectual Property.

         (h) No Restrictions. There are no settlements, forbearances to sue, consents, judgments or orders that do or may: (i) restrict Seller's or its Subsidiaries' rights to use any Non-North America Intellectual Property; (ii) restrict the conduct of the Non-North America Business in order to accommodate a third party's Intellectual Property, including entering into any agreement under which Seller or any of its Subsidiaries has granted any covenant not to sue, assert or exploit any Intellectual Property right of the Seller or any of its Subsidiaries, or entering into any agreement under which Seller or any of its Subsidiaries has granted any person the right to bring a lawsuit for infringement or misappropriation of any Non-North America Intellectual Property, (iii) permit third parties to use any Non-North America Intellectual Property other than existing License Agreements set forth in the Seller Disclosure Letter, or (iv) permit the rights of the Seller or its Subsidiary in any Non-North America Intellectual Property to lapse or enter the public domain. Each item of Seller Intellectual Property included in the Transferred Assets is free and clear of any liens, except for the License Agreements as set forth in Section 4.7(b) of the Seller Disclosure Letter and Seller's standard form end user agreements. Seller has provided to Purchaser a true and complete copy of form end user agreements. Seller has not transferred ownership of, or entered into any agreement under which it has Seller's the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Non-North America Intellectual Property.

         (i) Open Source Code. None of the software, technology and platforms included within the Non-North America Intellectual Property contain any software code that is licensed under any terms or conditions that require that any portion of the software included in such Non-North America Intellectual Property be (i) made available or distributed in source code form other than a source code escrow; (ii) licensed for the purpose of making derivative works;
(iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind other than permitted by applicable law; or (iv) redistributable at no charge.

         (j) No Viruses. Seller has taken reasonable precaution in using antivirus detection software to test and prevent the Non-North America Intellectual Property and Non-North America Navigator Platforms (but not including demonstration or evaluation products) from containing any disabling codes or instructions (a "Disabling Code"), and any material virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise damage or disable any Non-North America Intellectual Property or the Non-North America Navigator Platforms (or systems which they interact or interoperate with) or that may result in damage to any of the foregoing. Seller has also taken reasonable precaution in using antivirus detection software to test and prevent components used in or with the Non-North America Intellectual Property and Non-North America Navigator Platforms obtained from third person suppliers from containing any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any Non-North America Intellectual Property or the Non-North America Navigator Platforms (or systems which they interact or interoperate with) or that might result in damage thereto. Seller and the Netherlands Subsidiary have taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that its information technology systems utilized by Seller and the Netherlands Subsidiary in the operation of their business are free from Disabling Codes and Contaminants. Seller and the Netherlands Subsidiary have in place appropriate disaster recovery plans, procedures and facilities and have taken all reasonable steps to safeguard its information technology systems utilized by Seller and the Netherlands Subsidiary in the operation of their business and restrict unauthorized access thereto.

         (k) Technology Cross-License; North America Intellectual Property. The assignment of the Technology Cross-License by Seller to Purchaser will give Purchaser the right to use the North America Intellectual Property outside North America in accordance with the terms thereof including without limitation the right to develop products. All representations and warranties with respect to the North America Intellectual Property made by Seller to Double C in Section 4.7 of the Double C Agreement (except as otherwise set forth in the Seller Disclosure Letter thereof) are hereby made to Purchaser and are incorporated herein by reference, solely for and to the extent that such representations and warranties are applicable to Purchaser's exercise of its rights under the Technology Cross-License.

         4.8 Contracts.
             ---------

         (a) Seller has made available to Purchaser accurate and complete copies of each of the Assigned Contracts as of the date hereof (including exhibits, schedules, roadmaps, annexes and in each case, together with all amendments thereto), all of which are listed on Schedule 1.1(a)(i). Each of the Assigned Contracts is legal, valid, binding, enforceable and in full force and effect and is not subject to any material Violation. Section 4.8(a) of the Seller Disclosure Letter lists all Contracts (each Contract listed in Section 4.8(a) of the Seller Disclosure Letter, a "Material Contract", and collectively the "Material Contracts") that are material to the conduct of the Non-North America Business as presently conducted and to which Seller or any of its Subsidiaries is a party and that are:

               (i) material Contracts entered into by Seller or its Subsidiaries that bind Seller or its Subsidiaries with respect to the Transferred Assets;

               (ii) Contracts with television networks (including broadcast and cable networks), cable and direct broadcast system operators, manufacturers of televisions and set-top boxes and advertisers;

               (iii) Contracts between Seller or an Affiliate of Seller, on the one hand, and any Subsidiary of Seller, on the other hand;

               (iv) Contracts establishing any joint venture, partnership, strategic alliance, or other material collaboration;

               (v) Contracts that limit, or purport to limit, the ability of Seller or any of its Subsidiaries to, compete in any line of business or with any Person or in any geographic area or during any period of time or that require Seller or any of its Subsidiaries to deal exclusively with a given Person in respect of a given matter;

               (vi) Contracts for the sale of any Transferred Asset or the grant of any preferential rights to purchase any Transferred Asset or requiring the consent of any party to the transfer thereof;

               (vii) Contracts in effect as of the date of this Agreement to which Seller or any of its Subsidiaries is a party and that are material to the conduct of the Non-North America Business, or the use or operation of the Transferred Assets, as presently conducted.

         (b) Except as disclosed in Section 4.8(b) of the Seller Disclosure Letter, (i) neither Seller nor any of its Subsidiaries is in material default under the terms of any Material Contract or Assigned Contract or in the payment of any principal of or interest on any Indebtedness and (ii) to the knowledge of Seller and the Netherlands Subsidiary, no counterparty to any Material Contract or Assigned Contract is in material default thereunder.

         (c) Seller has made available to Purchaser copies of all agreements between Seller or the Netherlands Subsidiary and their employees and/or Seller or the Netherlands Subsidiary and their independent contractors that relate to the creation of any of the Transferred Assets, including "work for hire" agreements.

         (d) The Transferred Assets include all information and other materials that Purchaser may be required to return to any counterparty to any nondisclosure, confidentiality or other similar agreement included in the Assigned Contracts to the extent required by the terms thereof.

         4.9 Legal Proceedings.
             -----------------

         Other than the Patent Lawsuit and except as set forth in Section 4.9 of the Seller Disclosure Letter, as of the date of this Agreement, there is no
(a) Legal Proceeding pending or, to the knowledge of Seller or the Netherlands Subsidiary, threatened in writing, against, involving or affecting the Non-North America Business or the Transferred Assets, (b) material judgment, decree, Injunction, rule, or order of any Governmental Authority against the Non-North America Business or the Transferred Assets, or (c) Legal Proceeding pending or, to the knowledge of Seller or the Netherlands Subsidiary, threatened in writing, against Seller or any Subsidiary of Seller that seeks to restrain, enjoin or delay the consummation of the transactions contemplated by this Agreement or that seeks damages in connection therewith. Seller has delivered or made available to Purchaser a true and complete copy of all pleadings and other filings related to the Patent Lawsuit.

         4.10 Licenses; Compliance with Regulatory Requirements.
              -------------------------------------------------

         (a) The Seller and its Subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, final and enforceable orders and approvals, domestic or foreign (collectively, the "Licenses"), required for or which are material to the ownership of the Transferred Assets and the operation of the Non-North America Business, except for those Licenses which the failure to hold would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Seller and each of its Subsidiaries are in compliance with, and have conducted their respective businesses so as to comply with, the terms of their respective Licenses and with all applicable Laws, except where the failure so to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Without limiting the generality of the foregoing, Seller and its Subsidiaries (i) have all material Licenses of Governmental Authorities required for the operation of the facilities being operated on the date hereof by Seller or any of its Subsidiaries (the "Permits"), (ii) have duly and currently filed all reports and other material information required to be filed with any Governmental Authority in connection with such Permits and (iii) are not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations that have not had and, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets.

         (b) Except as set forth in Section 4.10(b) of the Seller Disclosure Letter and as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Non-North America Business, (i) Seller and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, (ii) Seller and its Subsidiaries hold all Permits required under Environmental Laws necessary to enable them to own, lease or otherwise hold their assets and to carry on the Non-North America Business as presently conducted, (iii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending or, to the knowledge of Seller and the Netherlands Subsidiary, threatened directly against Seller or any of its Subsidiaries arising under any Environmental Laws, (iv) there is no ongoing remediation of or other response action to remove contamination or correct any material adverse environmental or indoor air quality violation, and, to the knowledge of Seller and the Netherlands Subsidiary, no Governmental Authority has proposed or, to the knowledge of Seller and the Netherlands Subsidiary, threatened in writing any such remediation or response against Seller or any of its Subsidiaries, at any real property currently leased or owned by Seller or any of its Subsidiaries, or resulting from any activity of Seller or any of its Subsidiaries, and (v) neither Seller nor any of its Subsidiaries has received any written notice that remains outstanding alleging a violation by or liability of Seller or any of its Subsidiaries, under any Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" means any Law governing the management of hazardous or toxic substances, the protection of natural resources or wildlife, or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any state or foreign law counterpart.

         4.11 Employee Benefits Matters.
              -------------------------

         (a) A complete list of all Employee Benefit Plans that provide benefit coverage to Business Employees is contained in Section 4.11 of the Seller Disclosure Letter. Seller has made available to Purchaser a copy (or, with respect to any unwritten arrangement, a description) of each material Employee Benefit Plan that provides benefit coverage to Business Employees and the latest summary plan description.

         (b) Each Employee Benefit Plan listed in Section 4.11 of the Seller Disclosure Letter is and has been maintained in compliance with its terms and the provisions of all applicable Laws, including ERISA and the Code, except where failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Within the six (6) years preceding the date hereof, none of Seller, the Netherlands Subsidiary or any ERISA Affiliate has ever sponsored or maintained an "employee pension benefit plan" subject to Title IV of ERISA or the minimum funding requirements of
Section 412 of the Code. None of Seller, the Netherlands Subsidiary or any ERISA Affiliate has maintained or incurred any liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

         (c) Except as provided in Section 7.9, there are no Employee Benefit Plans as to which Purchaser or any of Purchaser's Affiliates will be required to make any contributions or with respect to which Purchaser or any of Purchaser's Affiliates shall have any obligation or liability whatsoever.

         (d) Section 4.11 of the Seller Disclosure Letter contains with respect to the Business Employees a complete and accurate list of all qualified beneficiaries, as defined under Section 4980B(g)(1) of the Code, as of the effective date of this Agreement (including qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the nature of the qualifying event relating to the duration of such coverage. There have been no failures with respect to the Business Employees to provide continuation coverage as required by Section 4980B(f) of the Code. Seller agrees to provide to Purchaser at Closing an updated list of the qualified beneficiaries with respect to Business Employees, as described above, effective as of the Closing Date.

         (e) Except as set forth in Section 4.11 of the Seller Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of Seller and the Netherlands Subsidiary, threatened with respect to any Employee Benefit Plan covering Business Employees.

         4.12 Labor and Employee Relations.
              ----------------------------

         (a) Section 4.12 of the Seller Disclosure Letter contains a complete list of all Business Employees, including a specific identification of the entity that employs them, listing the title or position held, work location, base salary, any commissions or other compensation payable to such employees and leave status (if applicable). Except as set forth on Section 4.12 of the Seller Disclosure Letter, neither the Seller nor any of its Subsidiaries is a party to or obligated under any employment, or consulting or other arrangement entered into or maintained for the benefit of its current or former employees, temporary or leased workers or independent contractors related to the Non-North America Business. Seller has made available to the Purchaser a true and correct copy of each employment related agreement of the Business Employees listed on Section 4.12 of the Seller Disclosure Letter. Each Business Employee, independent contractor and temporary or leased worker has been properly classified for employment tax and employee benefit plan purposes. Seller and each of its Affiliates is and has been in material compliance with all Laws relating to employment, including all such Laws relating to wages, hours, collective bargaining, discrimination, pay equity, employment equity, civil rights, safety and health and workers' compensation except where such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller or the Non-North America Business or the Transferred Assets or that could result in Liability to Purchaser or its Affiliates after the Closing. No employees of Seller or its Affiliates are covered by a collective bargaining agreement or similar arrangement. No labor union or other collective bargaining unit represents or claims to represent any of the Business Employees. There are no union campaigns being conducted or threatened with respect to Business Employees.

         (b) Except as set forth in Section 4.12 of the Seller Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of Seller and the Netherlands Subsidiary, threatened with respect to any Business Employee.

         (c) Except for those Employment Contracts listed in Section 4.12 of the Seller Disclosure Letter, there are no Employment Contracts which are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any management agreements, retention bonuses or Employment Contracts providing for cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement that could reasonably be expected to result in any liability or obligation of the Purchaser.

         4.13 Fairness Opinion.
              ----------------

         The Seller Board has received the opinion of Allen & Company LLC to the effect that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to Seller (the "Fairness Opinion"). Seller has delivered to Purchaser a true and complete copy of the executed Fairness Opinion. Seller will include an executed copy of the Fairness Opinion in or as an annex to the Proxy Statement.

         4.14 Recommendation of the Seller Board.
              ----------------------------------

         As of the date of this Agreement, the Seller Board, by vote at a meeting duly called and held, has approved this Agreement, determined that the transactions contemplated hereby are expedient and for the best interests of Seller and Seller's stockholders and has unanimously adopted resolutions (which resolutions have not, as of the date of this Agreement, been rescinded or modified) recommending approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seller and directing that this Acquisition Proposal be submitted to a vote at the Seller Special Meeting.

         4.15 Vote Required.
              -------------

         The only vote of stockholders of Seller required under the DGCL, the Seller Charter, the Seller Bylaws or otherwise in order to consummate the transactions contemplated by this Agreement, is the adoption and approval of the Acquisition Proposal by the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Seller Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of Seller is required for such approval and adoption.

         4.16 Brokers.
              -------

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Subsidiaries that is or will become an Assumed Liability or will otherwise be payable by Purchaser.

         4.17 Transactions with Affiliates.
              ----------------------------

         Except as set forth in Section 4.17 of the Seller Disclosure Letter, no Affiliate of Seller or the Netherlands Subsidiary (other than each other) owns any property or right, tangible or intangible, that is used in the Non-North America Business.

         4.18 No Investment Company.
              ---------------------

         Seller is not an "investment company" subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

         4.19 Insurance.
              ---------

         Seller has made available to Purchaser a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Non-North America Business. There is no material claim by Seller or its Subsidiaries pending under any of such policies or bonds relating to the Non-North America Business or the Transferred Assets as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums due under all such policies and bonds have been timely paid and Seller and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.

         4.20 Rights Agreement.
              ----------------

         Seller and the Seller Board have taken all necessary action under the Rights Agreement, dated as of May 12, 2003, as amended, by and between Seller and Equiserve Trust Company, N.A. (the "Seller Rights Agreement"), to (i) render the Seller Rights Agreement inapplicable to the sale of the Transferred Assets and the other transactions contemplated by this Agreement and the Voting Agreement, and (ii) provide that (A) Purchaser shall not be deemed an "Acquiring Person" (as defined in the Seller Rights Agreement) as a result of the execution, delivery and performance of this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby, and (B) no "Distribution Date" or "Stock Acquisition Date" (each as defined in the Seller Rights Agreement) shall be deemed to have occurred as a result of the execution, delivery and performance of this Agreement or any of the transactions contemplated hereby. No Distribution Date or Stock Acquisition Date has occurred prior to the date hereof. Seller has provided Purchaser with a true and complete copy of the Seller Rights Agreement in effect on the date hereof.

         4.21 No Alternative Proposal.
              -----------------------

         As of the date hereof, Seller has not received any Alternative Proposal that is currently effective and as of February 24, 2004, suspended all discussions relating to any such potential Alternative Proposals.

                                  ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser hereby represents and warrants to Seller and the Netherlands Subsidiary as follows:

         5.1 Authority; No Conflicts; Governmental Consents.
             ----------------------------------------------

         (a) Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and
(ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         (b) Purchaser has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is, and, each of the Transaction Documents, when duly executed and delivered by Purchaser will be, assuming due and valid authorization by Seller and the Netherlands Subsidiary, in each case, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

         (c) The execution and delivery by Purchaser of this Agreement does not and the execution and delivery of the Transaction Documents will not, and the performance by Purchaser of its obligations hereunder or thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby will not:

               (i) conflict with or violate the certificate of incorporation of Purchaser;

               (ii) require any Governmental Consent or Governmental Filing, in each case on the part of Purchaser, except for the Governmental Consents and Governmental Filings with foreign, state and local Governmental Authorities contemplated by or referred to in this Agreement, including Section 4.1(c)(ii) of this Agreement or Section 4.1(c)(ii) of the Seller Disclosure Letter;

               (iii) give rise to any Violation of any Contract to which Purchaser is a party, by which Purchaser or any of its respective assets or properties is bound or affected or pursuant to which Purchaser is entitled to any rights or benefits;

               (iv) assuming that the Governmental Consents and Governmental Filings specified in subclause (ii) of this Section 5.1(c) are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any of its properties or assets are bound, except for such Violations that will not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

         5.2 Proxy Statement.
             ---------------

         None of the information concerning Purchaser supplied or to be supplied by Purchaser for inclusion or incorporation by reference in, and that is included or incorporated by reference in, the Proxy Statement or any amendment or supplement thereto, will, at the time of mailing to the Seller's stockholders or at the time of the Seller Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.3 Litigation.
             ----------

         As of the date of this Agreement, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Authority pending or, to the knowledge of Purchaser, overtly threatened against or involving Purchaser that is expected to have a Material Adverse Effect on Purchaser or that questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby.

         5.4 Brokers.
             -------

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser, that is or will be payable by Seller.

         5.5 Capital Resources.
             -----------------

         Purchaser has, and will have at the Closing Date, sufficient cash or access to cash to pay the Cash Consideration, as adjusted, to Seller.

                                  ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 Access to Information.
             ---------------------

         (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, upon reasonable notice, Seller and the Netherlands Subsidiary will (and will cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Purchaser reasonable access during normal business hours to all properties, personnel, books and records relating to the Non-North America Business, the Transferred Assets and the Assumed Liabilities and furnish to such Persons such financial and operating data and other information concerning the Non-North America Business, the Transferred Assets and the Assumed Liabilities, as such Persons will from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of Seller and its Subsidiaries to discuss the Non-North America Business, the Transferred Assets and the Assumed Liabilities and otherwise fully cooperate with the other party in its investigation of the business of Seller and its Subsidiaries; provided, however, that any such access shall be conducted at a reasonable time under the supervision of personnel of the Seller or its Subsidiaries, as the case may be; provided, further, however, that neither Purchaser nor its representatives shall (i) have the right to conduct any intrusive environmental investigations of any nature including any soil, water, air or structural sampling at the Non-North America Business or any property related thereto; or (ii) subject to Article VII, communicate to Seller's employees, directly or indirectly, without the prior consent of Seller (which consent shall not be unreasonably withheld).

         (b) At the Closing and for a reasonable time following Closing, not less than 6 months, Seller and the Netherlands Subsidiary shall make available to Purchaser copies of all books and records relating to the Non-North America Business, and sales literature, product information, employment records and files and other information and/or data related to or used by Seller and its Subsidiaries in, or that arise out of, the operation of the Non-North America Business and are not included in the Records, that the Purchaser may reasonably request.

         (c) Subject to Section 6.4(e) and Section 10.15, nothing herein shall require the Seller to disclose any information to Purchaser if such disclosure would, in its reasonable judgment (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which it or its Affiliates is a party); provided, however, that Seller shall provide Purchaser with notice of the information so withheld and, to the extent requested by Purchaser, shall cooperate with Purchaser to implement such arrangements as may be necessary in order to permit such disclosure without resulting in the effects specified in clauses (i) and (ii).

         6.2 Confidentiality.
             ---------------

         (a) Except as set forth in this Section 6.2(a) Purchaser shall keep, and shall cause all of its Affiliates, directors, officers, employees and agents (and its Affiliates' respective directors, officers, employees and agents) (such Affiliates and other Persons with respect to any party being collectively referred to as such party's "Representatives") to keep confidential, and Purchaser shall not and shall cause (including by enforcing the terms of any confidentiality or similar agreements) its Representatives to not, disclose any Seller Information. Purchaser and its Representatives shall use the Seller Information solely for the purpose of fulfilling the obligations and exercising the rights of Purchaser under this Agreement. Purchaser shall not use the Seller Information for commercial purposes or to obtain any competitive advantage with respect to Seller. Purchaser shall be responsible for any breach of the obligations set forth in this Section 6.2(a) by Purchaser or any of its Representatives. If Purchaser or any of its Representatives is required by Law or requested by a Governmental Authority to disclose any Seller Information, Purchaser shall provide Seller with prompt notice of any such request or requirement, so that Seller may seek an appropriate protective order or other appropriate remedy. Purchaser shall use all reasonable efforts, at Seller's sole expense, to assist Seller in obtaining a protective order. If, in the absence of such a protective order, Purchaser concludes, after consultation with counsel, that it is legally required to disclose Seller Information to any Governmental Authority, Purchaser or its Representatives may disclose only such information which such counsel advises is legally required to be disclosed to such Governmental Authority; provided, however, that (i) Purchaser shall give Seller reasonable advance written notice of the information to be disclosed and, at Seller's request and sole expense, seek to obtain assurances that it will be accorded confidential treatment, and (ii) neither Purchaser nor any of its Representatives shall be liable for any such disclosure unless such disclosure to a Governmental Authority was caused by or resulted from a previous disclosure by Purchaser or its Representatives not permitted by this Section 6.2(a). The obligations of Purchaser under this Section 6.2(a) with respect to Seller Information relating to (i) the Non-North America Business, shall terminate at Closing (it being understood that all proprietary information included among the Transferred Assets shall become the proprietary information of Purchaser at Closing) and (ii) anything other than the Non-North America Business, shall terminate upon the second anniversary of the Closing; provided that if this Agreement is terminated prior to Closing, such obligations shall terminate upon the second anniversary of such termination.

         (b) Except as set forth in this Section 6.2(b), Seller shall keep, and shall cause all of its Representatives to keep confidential, and Seller shall not and shall cause (including by enforcing the terms of any confidentiality or similar agreements) its Representatives to not, disclose any Purchaser Information. After the Closing, Seller and its Representatives shall use the Purchaser Information solely for the purpose of fulfilling the obligations and exercising the rights of Seller under this Agreement. After the Closing, Seller shall not use the Purchaser Information for commercial purposes or to obtain any competitive advantage with respect to Purchaser. Seller shall be responsible for any breach of the obligations set forth in this Section 6.2(b) by Seller or any of its Representatives. If Seller or any of its Representatives is required by Law or requested by a Governmental Authority to disclose any Purchaser Information, Seller shall provide Purchaser with prompt notice of any such request or requirement, so that Purchaser may seek an appropriate protective order or other appropriate remedy. Seller shall use all reasonable efforts, at Purchaser's sole expense, to assist Purchaser in obtaining a protective order. If, in the absence of such a protective order, Seller concludes, after consultation with counsel, that it is legally required to disclose Purchaser Information to any Governmental Authority, Seller or its Representatives may disclose only such information which such counsel advises is legally required to be disclosed to such Governmental Authority; provided, however, that (i) Seller shall give Purchaser reasonable advance written notice of the information to be disclosed and, at Purchaser's request and sole expense, seek to obtain assurances that it will be accorded confidential treatment, and (ii) neither Seller nor any of its Representatives shall be liable for any such disclosure unless such disclosure to a Governmental Authority was caused by or resulted from a previous disclosure by Seller or its Representatives not permitted by this
Section 6.2(b). The obligations of Seller under this Section 6.2(b) with respect to Purchaser Information relating to (i) the Non-North America Business and the Transferred Assets, shall terminate at the second anniversary of the Closing Date, (ii) any source code, shall survive indefinitely and
(iii) the Purchaser's business, shall terminate at the second anniversary of the Closing Date; provided that such obligations under subsections (i) and
(ii) shall terminate immediately if this Agreement is terminated prior to Closing.

         (c) For purposes of this Section 6.2, "Seller Information" means all confidential or proprietary non-public information furnished by Seller or its Representatives to Purchaser or its Representatives before or after the date of this Agreement including, but not limited to, confidential or proprietary non-public information of, or relating to, the North America Business and the Non-North America Business, including all technical and proprietary information and information exchanged in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby (including information provided by Seller or its Subsidiaries pursuant to Section 3.3 and 6.1); provided, that Seller Information shall not include information which (A) was or becomes available to Purchaser on a non-confidential basis prior to its disclosure by Seller, (B) was or becomes generally available to the public other than as a result of a disclosure by Purchaser or its Representatives that is not permitted by Section 6.2(a), or
(C) becomes available to Purchaser on a non-confidential basis from a source other than Seller, or any of its Representatives, provided that to the knowledge of Purchaser such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Purchaser or Seller.

         (d) For purposes of this Section 6.2, "Purchaser Information" means all confidential or proprietary non-public information furnished by Purchaser or its Representatives to Seller or its Representative before or after the date of this Agreement including, but not limited to, confidential or proprietary non-public information relating to the Purchaser's business, the Non-North America Business and the Transferred Assets and further including without limitation all technical and proprietary information and information exchanged in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby; provided that Purchaser Information shall not include information which was or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives that is not permitted by Section 6.2(b).

         6.3 Public Announcements.
             --------------------

         Each party shall consult with, and use commercially reasonable efforts to accommodate the comments of, the other parties before issuing any press release or otherwise making any public statement (whether written or oral) with respect to this Agreement or the transactions contemplated hereby, unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market (in which case the party issuing or making such press release or other public statement shall use its commercially reasonable efforts to consult with the other parties before issuing such press release or making such other public statement). Notwithstanding the preceding sentence, upon execution of this Agreement and upon the Closing, Seller and Purchaser will consult with each other with respect to the issuance of a joint press release with respect to this Agreement and the transactions contemplated hereby.

         6.4 Ordinary Conduct.
             ----------------

         Except as expressly contemplated by this Agreement, the Double C Agreement or as set forth in Schedule 6.4, from the date hereof until the earlier of the termination of this Agreement or the Closing, Seller and the Netherlands Subsidiary each covenants and agrees, unless expressly contemplated by this Agreement or unless Purchaser shall otherwise consent, which consent shall not be unreasonably withheld or delayed:

         (a) to cause the operations of the Non-North America Business to be conducted in the ordinary course and consistent with past practice and in compliance in all material respects with all obligations under the Assigned Contracts and the San Mateo Lease, use commercially reasonable efforts to preserve all rights, privileges, franchises and other authority adequate or necessary for the conduct of the Non-North America Business substantially as currently conducted and use commercially reasonable efforts consistent with past practice to maintain good relationships with material licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Non-North America Business; provided, however, that no action by Seller or any Subsidiary of Seller with respect to matters specifically addressed by any provision of Section 6.4(b) shall be deemed a breach of this Section 6.4(a) unless such action would constitute a breach of any such provision of Section 6.4(b);

         (b) give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event that would cause any of Seller's and the Netherlands Subsidiary's representations or warranties contained herein to be untrue and incorrect in any material respect as of the date hereof or untrue and incorrect in any material respect as of the Closing (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or is reasonably likely to result in the failure of any condition specified in Article VIII hereof to be satisfied, and (iii) any notice or other communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may materially violate the rights of or confer material remedies upon such third party; and

         (c) that it will not, and will not permit any of its Subsidiaries to, take any of the following actions except as expressly contemplated by the Transaction Documents:

               (i) (A) amend, alter or modify the organizational or governance documents of Seller or the Netherlands Subsidiary, or (B) take any action with respect to liquidation or dissolution of Seller or the Netherlands Subsidiary that would result in a liquidation or dissolution on or prior to the Closing Date;

               (ii) transfer, issue, sell or dispose of any equity interest or other securities of the Netherlands Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests of the Netherlands Subsidiary;

               (iii) sell, assign, transfer, lease, license or otherwise dispose of or agree to sell, assign, transfer, lease, license or otherwise dispose of any of the Transferred Assets, or any material assets or properties of the Non-North America Business;

               (iv) transfer to any person or entity any rights to the Non-North America Intellectual Property;

               (v) permit any of the Transferred Assets to become subject to any Lien (other than any Permitted Liens);

               (vi) materially revalue any of the Transferred Assets or, except as required by GAAP, make any change in accounting methods, principles or practices with respect to the Transferred Assets;

               (vii) make any Tax election or settle any controversy with a taxing authority if such election or settlement could have a material adverse effect on Purchaser, the Non-North America Business or the Transferred Assets after the Closing;

               (viii) other than in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or transaction with any Affiliate of Seller with respect to the Non-North America Business other than as expressly contemplated by the Transaction Documents or any such agreement, arrangement or transaction that will terminate or be completed prior to the Closing;

               (ix) (A) amend, modify or supplement in a manner adverse in any material respect to the Seller or its Subsidiaries or the Non-North America Business any Assigned Contract or (B) enter into, amend, modify or supplement any Contract, if such Contract would have been a Material Contract if it had been in existence on the date of this Agreement;

               (x) amend, modify or change in any respect in a manner adverse in any material respect to the Seller or its Subsidiaries or the Non-North America Business, or terminate, any Material Contract or any provision or "roadmap" included in any Contract relating to the Non-North America Business in a manner adverse in any material respect to the Seller or its Subsidiaries or the Non-North America Business, except as required to perform obligations under such Contract;

               (xi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Non-North America Business;

               (xii) permit the Netherlands Subsidiary to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership association or other business organization or division thereof or otherwise acquire any assets (other than inventory);

               (xiii) modify, amend, terminate or permit the material lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to the San Mateo Leased Property;

               (xiv) except in the ordinary course and consistent with past practice, and with the prior written notice to Purchaser, (A) grant to any Business Employee any increase in compensation or benefits,
         (B) grant or pay to any Business Employee any severance or termination pay or increase in any manner the severance or termination pay of any Business Employee, except as may be required by applicable Law or pursuant to Contracts existing on the date hereof, (C) with respect to any individual that would become a Transferred Employee, enter into any employment contract (other than "at-will" employment contracts), collective bargaining agreement or similar arrangement, written or oral, or modify the terms of any existing such contract, agreement or arrangement, (D) take any action to accelerate the vesting or payment of any compensation or benefit to any Business Employee under any Employee Benefit Plan or award thereunder or (E) adopt, amend, modify or terminate any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted) for the benefit of any of the Business Employees, except in each case as may be required by applicable Law or under Contracts existing on the date hereof;

               (xv) other than in the ordinary course of business consistent with past practice, terminate (other than for cause and subject to Article VII) the employment of any Business Employee or hire any employees to become Business Employees;

               (xvi) take any action that would or is reasonably likely to result in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VIII not being satisfied, or would make any representation or warranty of Seller or the Netherlands Subsidiary contained herein inaccurate in any material respect at, or as of any time prior to, the Closing, or that would materially impair the ability of Seller or the Netherlands Subsidiary to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

               (xvii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.4(c).

         (d) Seller shall cause its Subsidiaries to take all actions necessary to effectuate the transactions contemplated by this Agreement, including causing the Netherlands Subsidiary and Seller's other Affiliates, if applicable, to transfer and assign any Transferred Assets owned or held by the Netherlands Subsidiary or such Affiliate to Purchaser in accordance with the terms of this Agreement.

         6.5 No Solicitation.
             ---------------

         (a) From and after the date hereof until the earlier of the effective time of the Closing or the termination of this Agreement in accordance with its terms, Seller agrees that it shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other adviser) of Seller or any of its Subsidiaries (the "Restricted Persons") to, directly or indirectly, or otherwise (i) solicit, initiate, encourage or otherwise facilitate any inquiries or the submission of any proposals or offers from any Person that relates to any Alternative Proposal, (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) cooperate with, or furnish or cause to be furnished any non-public information concerning the business or assets of Seller or any of its Subsidiaries, to any Person in connection with any Alternative Proposal, (iv) approve, recommend or permit Seller or any of its Subsidiaries to enter into an agreement or understanding with any Person relating to any Alternative Proposal, (v) amend or grant any waiver or release of any standstill agreement that would reasonably be expected to lead to an Alternative Proposal or (vi) vote for, execute a written consent (or equivalent instrument) in favor of, or otherwise approve or enter into any agreements or understandings with respect to any of the foregoing; provided, however, that nothing contained in this Section 6.5 shall prevent Seller or the Seller Board from (A) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Alternative Proposal by means of a tender offer; provided that the Seller Board shall not recommend that the stockholders of the Seller tender their shares in connection with a tender offer, except to the extent that the Seller Board by vote determines in its good faith judgment that failure to make such a recommendation would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller stockholders under applicable Law, after receiving the advice of outside legal counsel; or (B) making any disclosure to the stockholders of Seller, if the Seller Board by vote determines in its good faith judgment that failure to do so would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller's stockholders under applicable Law, after receiving the advice of outside legal counsel. Seller agrees that it will take the necessary steps to promptly inform the Restricted Persons that might reasonably be expected to take the type of actions prohibited by this Section 6.5.

         (b) At any time prior to the time its stockholders shall have voted to approve the Acquisition Proposal, if the Seller is not otherwise in material violation of this Section 6.5, the restrictions set forth in Section 6.5(a) shall not prevent the Seller (or any Restricted Person), from engaging in discussions or negotiations with, or furnishing confidential information concerning Seller and its business and assets to, a Person who makes a written, unsolicited, bona fide Alternative Proposal after the Seller Board by vote determines in its good faith judgment (after consultation with Seller's outside legal counsel), that such Alternative Proposal is reasonably likely to lead to a Superior Proposal and that failure to take such action would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller's stockholders under applicable Law for the purpose of determining whether such Alternative Proposal is a Superior Proposal (for purposes of this Section 6.5(b), to constitute a Superior Proposal such Alternative Proposal, (w) if relating to the issuance by Seller or any of its Subsidiaries of any equity interest in or any voting securities of Seller or such Subsidiary, must contemplate the issuance of more than 50% rather than 20% or more, of the total of such equity interests or voting securities, (x) if relating to the acquisition in any manner of any assets of Seller or its Subsidiaries, must contemplate the acquisition of more than 50%, rather than 20% or more, of the total of such assets, (y) if relating to the acquisition by any Person in any manner of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Seller, must contemplate the acquisition of more than 50%, rather than 20% or more, of the then outstanding shares of capital stock of Seller), and (z) if relating to any transaction for the Transferred Assets or the Non-North America Business, must contemplate the acquisition of all or substantially all, rather than a material portion, of the Transferred Assets or the Non-North America Business and the assumption of all or substantially all of the Assumed Liabilities, that, (A) is financially superior to the transactions contemplated hereby, taking into account any break-up fees or similar devices, expense reimbursement provisions and conditions to and timing of consummation, and is more favorable and provides greater value to all of the Seller's stockholders than this Agreement, as determined in good faith by the Seller Board after consultation with Seller's financial advisors, which shall be of national reputation, (B) will constitute a transaction for which financing, to the extent required, is then committed or which, in the good faith judgment of the Seller Board, is reasonably capable of being obtained and (C) if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the Person making the proposal, as determined in the good faith judgment of the Seller Board (after consultation with its outside legal counsel) (any such Alternative Proposal that (1) is a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving Seller, or (2) satisfies one of clauses (w),
(x), (y) or (z) and, in the case of either (1) or (2), satisfies all of clauses (A), (B) and (C) above is herein referred to as a "Superior Proposal").

         (c) Seller shall provide Purchaser (for at least three (3) business days following the receipt by Purchaser of a written notice from Seller of a Superior Proposal) an opportunity to propose an amendment to this Agreement to provide for terms and conditions no less favorable than the Superior Proposal, as determined by the Seller Board. Notwithstanding anything in this Agreement to the contrary, the Seller Board may change its recommendation to the stockholders of Seller with respect to this Acquisition Proposal only in the circumstance permitted under the following sentence. In connection with a bona fide Alternative Proposal that is a Superior Proposal and is received prior to the time the stockholders of Seller shall have voted to approve this Acquisition Proposal, the Seller Board may change its recommendation if (i) the Seller Board by vote determines in its good faith judgment that failure to do so would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller's stockholders under applicable Law, after receiving the advice of its outside legal counsel, (ii) Seller has complied with its obligation under the first sentence of this Section 6.5(c) in all material respects and the Seller Board has considered in good faith and consistent with its fiduciary duties any proposed changes to this Agreement (if any) proposed by Purchaser, (iii) after taking into account any such proposed changes by Purchaser, such Alternative Proposal remains a Superior Proposal, and (iv) Seller has complied with its obligations under Sections 3.1 and 3.2 and this Section 6.5 in all material respects.

         (d) Seller shall promptly advise Purchaser orally and in writing of any Alternative Proposal, or any inquiry, offer or proposal or request for information with respect to or which could reasonably lead to any Alternative Proposal (whether made directly to Seller or one of its advisers), the material terms and conditions of such Alternative Proposal or inquiry, offer, proposal or request, and the identity of the Person making any such Alternative Proposal or inquiry, offer, proposal or request. Seller shall keep Purchaser fully informed on a current basis of material developments with respect to the status and details of any such Alternative Proposal or inquiry, offer, proposal or request.

         (e) Notwithstanding Section 6.5(b), Seller shall not provide any non-public information to a third party unless Seller provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms set forth in the Non-Disclosure Agreement between Seller and Purchaser dated as of July 15, 2004.

         (f) Seller shall immediately cease and cause to be terminated any existing discussion or negotiations with any Persons (other than Purchaser) conducted prior to the date of this Agreement with respect to any of the foregoing and will exercise any rights under any confidentiality agreements with any such Persons to require the return or destruction of confidential information provided by Seller or its representatives to any such Persons.

         6.6 Insurance.
             ---------

         Seller shall keep, or cause to be kept, all material insurance policies presently maintained relating to the Non-North America Business or the Netherlands Subsidiary, or the Transferred Assets, or replacements therefor, in full force and effect through the Closing. Following the Closing, Seller shall have no obligation to insure the Transferred Assets against any loss in or under any insurance policy of Seller or its Affiliates, and Purchaser shall have no rights or obligations with respect to any such policy.

         6.7 Accounts Receivable.
             -------------------

         From and after the Closing, Purchaser shall remit to Seller all accounts receivable attributable to or arising out of the Non-North America Business billed or accrued with respect to the period prior to the close of business on the Closing Date and other related items that are included in the Excluded Assets. Ten days prior to the Closing, Seller will deliver to the Purchaser a schedule setting forth the estimated amount of such accounts receivable as of the close of business on the Closing Date. Purchaser shall have no collection obligations with respect to any such accounts. In the event that after the Closing, Seller or the Netherlands Subsidiary receives any payment for accounts receivables from a Customer or other person attributable to or arising out of the Non-North America Business with respect to the period after the close of business on the Closing Date, Seller will promptly remit the amount of such payment to Purchaser.

         6.8 Non-Competition.
             ---------------

         (a) Purchaser acknowledges and agrees that pursuant to Section 6.9 of the Double C Agreement, Seller and, following the Closing, Purchaser and its Affiliates as successor to the Non-North America Business, are subject to certain restrictive covenants providing that: (i) beginning on the closing date under the Double C Agreement and ending on the fifth (5th) anniversary thereof (the "Restrictive Period"), Seller, Purchaser and its Affiliates shall not, directly or indirectly, develop, market, license, grant forbearances not to sue, or grant any rights to or authorize the use of, any Non-North America Intellectual Property, including the Non-North America Navigator Platforms or any Derivative Work, for commercial use or deployment in the United States, Canada or Mexico; and (ii) subject to the foregoing provisions, Seller, Purchaser and its Affiliates shall be free to develop, market, license, grant forbearances not to sue, or grant any rights or authorize the use of, or otherwise exploit the Non-North America Intellectual Property, including the Non-North America Navigator Platforms, or any Derivative Work, for commercial use or deployment throughout the world. Purchaser hereby agrees that such restrictive covenants shall be binding on Purchaser and its Affiliates (and any of their respective successors in interest), and may be enforced directly by Double C (and its successors-in-interest) against Purchaser and its Affiliates (and any of their respective successors in interest). Purchaser (on behalf of itself and its Affiliates and any of their respective successors in interest) also agrees to be bound by the terms of the Technology Cross-License Agreement and agrees that it may be enforced directly by Double C (and its successors-in-interest).

         (b) For a period of five (5) years following the Closing Date, Seller shall not, directly or indirectly, solicit or otherwise communicate with any customer of the Non-North America Business for the purpose of inducing such customer (or if the effect of such solicitation or communication shall be to induce such customer) to refrain from or to discontinue its relationship with the Purchaser. For the purpose of this Section 6.8(b), the term "customer" shall include without limitation customers who are parties to any of the Assigned Contracts.

         (c) For a period of five (5) years following the Closing Date, and except with respect to investments held by Seller as of the date hereof which it continues to hold as of the Closing Date, Seller shall not, within Europe, acquire a financial interest in or be a principal, partner, member, officer, director, owner, agent, representative, employee or consultant to, directly or indirectly, any business the same as, similar to or in general competition with the Non-North America Business operated by Seller at or prior to the Closing.

         (d) Seller acknowledges that pursuant to Section 6.9 of the Double C Agreement, Double C Technologies, LLC and its Affiliates shall not, during the Restrictive Period (as defined in Section 6.8(a)), directly or indirectly develop, market, license, grant forbearances not to sue, or grant any rights to or authorize the use of, any North America Intellectual Property, including the North America Navigator Platforms, or any successor thereto, for commercial use or deployment in Europe. Seller and Purchaser acknowledge and agree that Purchaser will after the Closing Date have the right to enforce such restrictive covenants against Double C Technologies, LLC (and its successors-in-interest) and its Affiliates (and any of their respective successors in interest).

         6.9 Cooperation.
             -----------

         Upon Purchaser's written request, Seller and Purchaser will cooperate in using reasonable efforts to attempt to obtain consents required to transfer or assign any Assigned Contracts to Purchaser. Each party hereto shall cooperate with each other and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to facilitate the orderly transition of the Non-North America Business to Purchaser and to minimize any disruption to the respective businesses of Seller or the Non-North America Business that might result from the transactions contemplated hereby. Neither party shall be required by this
Section 6.9 to take any action that would unreasonably interfere with the conduct of its business or incur extraordinary expenses.

         6.10 Tax Matters.
              -----------

         (a) The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return and the conduct of any Tax audit, litigation or other proceeding involving the Transferred Assets or the Non-North America Business. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties further agree (i) to retain all books and records with respect to Tax matters pertinent to the Transferred Assets and the Non-North America Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable period, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if any other party so requests, Seller, the Netherlands Subsidiary or Purchaser, as the case may be, shall allow the other party within a reasonable time to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

         (b) Purchaser and Seller further agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person, or to file any election or return, as may be necessary or helpful to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

         6.11 Waiver of Bulk Sales Requirement.
              --------------------------------

         Each of the parties waives compliance with any applicable bulk sales laws, including, without limitation, the Uniform Commercial Code Bulk Transfer provisions. Without limiting the generality of the foregoing, in respect of the purchase and sale of the Transferred Assets under this Agreement, Purchaser shall not require Seller or the Netherlands Subsidiary to comply, or to assist the Purchaser to comply, with such requirements.



         6.12 Non Transferable Assets.
              -----------------------

         (a) Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to Purchaser any asset, property or right that would otherwise constitute a Transferred Asset, but that by its terms is not transferable or assignable to Purchaser pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order of one or more Governmental Authorities or other Persons and if such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing and assuming Purchaser has, in the exercise of its sole discretion, elected to waive such consent, waiver, approval, authorization, qualification or other order as a condition to Closing (if such is a condition to Closing) (each, a "Non-Transferable Asset").

         (b) From and after the Closing and, with respect to each such Non-Transferable Asset, until the earlier to occur of (i) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to Purchaser (ii) such time as the material benefits intended to be transferred or assigned to Purchaser have been procured by alternative means pursuant to Section 6.12(c) hereof and (iii) 6 months from the Closing, (A) the Non-Transferable Assets shall be held by the Seller in trust exclusively for the benefit of Purchaser, and (B) each of the Seller and Purchaser shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for Purchaser the material benefits intended to be transferred or assigned to Purchaser under each of the Non-Transferable Assets and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Asset and under applicable Law (1) Purchaser shall use commercially reasonable efforts to perform and discharge all of the liabilities and other obligations of the Seller under the terms of all such Non-Transferable Assets in effect as of the Closing at Purchaser's expense and
(2) the Seller shall use commercially reasonable efforts to provide or cause to be provided to Purchaser all of the benefits of Seller under the terms of such Non-Transferable Assets in effect as of the Closing, including by promptly paying to Purchaser any monies received by the Seller from and after the Closing under such Non-Transferable Assets attributable to the performance of Purchaser thereunder.

         (c) In the event that the Seller is unable to obtain any consent from any Person under any Non-Transferable Asset after the Closing Date through the use of commercially reasonable efforts, Purchaser shall be entitled to procure the material rights and benefits of the Seller under the terms of such Non-Transferable Asset in effect as of the Closing by alternative means, including, without limitation, by entering into new Contracts with third Persons or otherwise; provided, however, that in the event that the Purchaser shall exercise its rights under this Section 6.12(c) in respect of any Non-Transferable Asset, the obligations of the Seller and Purchaser under
Section 6.12(b) in respect of such Non-Transferable Asset shall thereupon cease and expire. This Section 6.12 shall apply equally to the Netherlands Subsidiary with respect to any Non-Transferable Asset owned or held by the Netherlands Subsidiary.

         (d) The parties further agree, to the extent permitted by applicable Law, (i) that any Non-Transferable Asset referred to in this Section 6.12 shall be treated for all Tax purposes as an asset of Purchaser or its Affiliates, as the case may be, from and after the Closing, and (ii) not to take any Tax reporting position (including on any Tax Return) inconsistent with such treatment, unless otherwise required to do so pursuant to a "determination," as defined in Section 1313 of the Code.

         (e) Following the Closing Date, to the extent requested by Purchaser, Seller shall, and shall cause its Subsidiaries to, enforce its rights (at Purchaser's expense) pursuant to any nondisclosure, confidentiality or other similar agreement that relates to the Non-North America Business and is not included in the Assigned Contracts.


                                 ARTICLE VII

                      LABOR AND EMPLOYEE BENEFIT MATTERS

         7.1 Offers of Employment.
             --------------------

         Not less than thirty (30) business days prior to the Closing Date, Purchaser or one of its Subsidiaries shall offer employment to all of the actively employed Business Employees listed on Section 4.12 of the Seller Disclosure Letter, such employment offers to become effective as of the Closing. The Business Employees who accept any such offer and become employees of Purchaser or its Affiliate as of the Closing, as of the first day they commence employment with Purchaser or its applicable Affiliates, shall be referred to as the "Transferred Employees." Effective as of the Closing, or upon commencement of employment with Purchaser or its applicable Affiliates, Purchaser or its applicable Affiliate shall provide each Transferred Employee with (i) a base salary no less favorable than the base salary in effect immediately prior to Closing, and (ii) health and welfare benefits comparable in the aggregate to those provided to such employees by Seller or the Netherlands Subsidiary as in effect immediately prior to Closing.

         7.2 Certain Liabilities.
             -------------------

         All debts and liabilities relating to all Business Employees, including any liabilities accrued under the Employee Benefit Plans, related to periods of employment prior to commencement of employment with the Purchaser or its applicable Affiliate, and including any severance costs with respect to termination of Business Employees in connection with the Closing, shall remain with and be paid by the Seller and its Affiliates. All claims, allegations, obligations, debts and liabilities relating to any Transferred Employees, that are attributable to their employment with Purchaser or its applicable Affiliate on or after the Closing shall be the exclusive responsibility of Purchaser or its applicable Affiliate. Notwithstanding the provisions of this
Section 7.2, as of the Closing Date, Purchaser or its applicable Affiliate, whichever Person employs any Transferred Employee as of the Closing Date, shall credit each such Transferred Employee with the aggregate amount of vacation properly accrued under the vacation policy of Seller or the Netherlands Subsidiary. After the Closing Date, such Transferred Employees shall be entitled to utilize such vacation credits in accordance with the vacation policies maintained by the Purchaser or its applicable Affiliate, whichever is appropriate. Seller and the Netherlands Subsidiary agree to provide at Closing a schedule of the cost of all accrued vacation for Transferred Employees and the accrued vacation for each Transferred Employee listed therein as of the Closing Date.

         7.3 No Obligation to Maintain Employees or Plans.
             --------------------------------------------

         The terms of this Article VII shall not entitle any Business Employee to remain in the employment of Purchaser or one of its Affiliates or affect the right of Purchaser or one of its Affiliates to terminate any Transferred Employee at any time, or affect the right of Purchaser or one of its Affiliates to establish, modify or terminate any employee benefit plan or any benefit under any such plan at any time.

         7.4 Post-Closing Solicitation of Business Employees.
             -----------------------------------------------

         (a) From the date hereof until the Closing, Seller and the Netherlands Subsidiary each agrees that it and its Affiliates shall not solicit for employment (after the Closing) any Business Employee. Beginning on the Closing Date until one (1) year after the Closing Date (the "Non-Solicitation Period"), Seller and the Netherlands Subsidiary each agrees that it and its Affiliates shall not solicit for employment or employ any Transferred Employee. In addition, Purchaser agrees (i) not to solicit for employment or employ any former employees of Seller's North America Business that became employed by Double C or its Affiliate in connection with the Double C Agreement, for a period of one (1) year after the closing date of the Double C Agreement and (ii) that this covenant can be enforced directly by Double C and its Affiliates (or their successors-in-interest).

         (b) Purchaser acknowledges that for a period of one (1) year after the Closing Date of the Double C Agreement, Double C agrees that it and its Affiliates shall not solicit for employment or employ any employee of the Non-North America Business.

         (c) Purchaser acknowledges that the foregoing referenced restrictions with respect to solicitations of employment shall not apply to any solicitations conducted through a third-party professional agency regularly engaged in such solicitations or to any newspaper or other general solicitation or advertisement which, in any such case, is not directed at or focused on the applicable employees of Seller, Purchaser or their respective Affiliates.

         7.5 COBRA.
             -----

         Purchaser or its applicable Affiliate, whichever Person employs the Transferred Employees as of the Closing Date, shall provide continued health and medical coverage to the extent required under Section 4980B of the Code,
Part 6 of Title I of ERISA or any other applicable Law ("COBRA Coverage") to all Transferred Employees (and their spouses, dependents and beneficiaries) with respect to all "qualifying events" (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering events described under the applicable Law whether they occur or occurred before, on or after the Closing Date. All other COBRA Coverage shall remain the obligation of Seller.

         7.6 Records.
             -------

         The Seller and the Netherlands Subsidiary shall make available to Purchaser all personnel records relating to the Business Employees to the extent permitted by applicable Law.

         7.7 FICA.
             ----

         If Purchaser is a successor employer to Seller within the meaning of Revenue Procedure 2004-53, Seller will transfer to Purchaser any records or copies thereof (including, but not limited to, IRS Forms W-4 and California Employee Withholding Allowance Certificates) relating to withholding and payment of United States federal, state, and local income, disability, unemployment, FICA, and similar taxes ("Payroll Taxes") with respect to wages paid by Seller during the 2005 calendar year to Employees. In accordance with Revenue Procedure 2004-53 and comparable state and local Payroll Tax laws, (i) Purchaser agrees to provide Employees with Forms W-2, Wage and Tax Statements, for the 2005 calendar year setting forth the aggregate amount of wages paid to, and Payroll Taxes withheld in respect thereof, to Employees for the 2005 calendar year by Seller and Purchaser as predecessor and successor employers, respectively, and (ii) Seller agrees to cooperate fully with Purchaser in connection therewith. Seller and the Netherlands Subsidiary will transfer to Purchaser as of the Closing Date any records or copies thereof relating to withholding and payment on account of federal, income, employment insurance, social insurance, pension plan, workman's compensation and similar taxes and contributions with respect to wages paid by the Netherlands Subsidiary during the 2005 calendar year to Employees. Seller and the Netherlands Subsidiary agrees to cooperate fully with Purchaser in connection therewith.

         7.8 Restrictive Covenant.
             --------------------

         Each of the Seller and the Netherlands Subsidiary shall use its commercially reasonable efforts to have assigned to Purchaser all of Seller's and the Netherlands Subsidiary's rights, title and interest in and to any proprietary information, confidentiality, non-solicitation, non-competition or similar agreement entered into with any Business Employee where such agreement or restrictions or the benefit thereof are not novated to or otherwise vested in Purchaser by virtue of the Regulations. In the event that such agreements or restrictions cannot be assigned to Purchaser, Seller and the Netherlands Subsidiary shall take all necessary actions to enforce such agreements on behalf of Purchaser in accordance with the terms of such agreements. Following the Closing Date, Seller shall, and shall cause its employees to, comply with any restrictions included in any nondisclosure, confidentiality or other similar agreement included in the Assigned Contracts.

         7.9 Assignment.
             ----------

         At the request of Purchaser, each of the Seller and the Netherlands Subsidiary shall use commercially reasonable efforts to have any insurance contracts related to any Employee Benefit Plan providing health, welfare or retirement benefits to Transferred Employees assigned to Purchaser at the Closing and shall provide to Purchaser upon request all relevant information with respect to any such Employee Benefit Plan. Notwithstanding the preceding, Purchaser shall not assume any obligation or liability arising prior to the Closing with respect to any assigned insurance contracts unless expressly agreed to in writing by the parties.

         7.10 Contracts of Employment.
              -----------------------

         (a) The parties acknowledge and agree that notwithstanding Section 7.1, pursuant to the Regulations the contracts of employment between Seller or the Netherlands Subsidiary and the UK Transferred Employees (other than as provided in Regulation 7 of the Regulations) will have effect after Closing as if originally made between Purchaser and the respective UK Transferred Employees and all rights, powers, duties and liabilities (other than any pension benefits or employee stock options or other equity awards granted by Seller to any UK Transferred Employees) of Seller or the Netherlands Subsidiary under them (other than as provided in Regulation 7 of the Regulations) shall be automatically transferred to Purchaser with effect from Closing.

         (b) If for any reason the contracts of employment of all or any of the UK Transferred Employees are not automatically transferred to Purchaser on Closing pursuant to the Regulations or Directive 77/187 of the Council of the European Communities or if all or any of the UK Transferred Employees object to their transfer and, in either case, Seller or the Netherlands Subsidiary terminates his or their employment, Purchaser will forthwith offer employment to all or any such UK Transferred Employees on the same terms and conditions, including inter alia the same pay and benefits, as such UK Transferred Employees enjoyed as an employee of Seller or the Netherlands Subsidiary.

         (c) Not less than thirty (30) business days prior to Closing, Purchaser or one of its subsidiaries shall offer a contract for services to all of the UK Contractors on fees and terms no less favorable than the fees and terms in effect immediately prior to Closing, such offers to become effective as at Closing.

         7.11 Informing Employees.
              -------------------

         Purchaser shall confirm in writing to each of the UK Transferred Employees on Closing in a form agreed with Seller and the Netherlands Subsidiary confirming that their employment shall continue with Purchaser and that the terms and conditions of employment will remain the same (save in connection with pension benefits and any employee stock options or other equity awards granted by Seller to any UK Transferred Employees).

         7.12 Employee Equity Awards.
              ----------------------

         Seller shall retain responsibility for dealing with any accrued rights any Business Employees or UK Transferred Employees may have in any stock option or other equity award plans or warrants maintained by Seller for employees immediately prior to Closing and Purchaser shall have no obligation or liability with respect to such stock option or other equity award plans or warrants.


                                 ARTICLE VIII

                             CONDITIONS PRECEDENT

         8.1 Condition Precedent to the Obligations of Purchaser, Seller and
             ---------------------------------------------------------------
the Netherlands Subsidiary.
--------------------------

         (a) The respective obligations of Purchaser, on the one hand, and Seller and the Netherlands Subsidiary, on the other hand, to effect the Closing are subject to the satisfaction at or prior to the Closing of the following condition, which, to the extent permitted by applicable law, may be waived by Purchaser or Seller (which waiver by Seller shall be binding on the Netherlands Subsidiary): the Acquisition Proposal shall have been approved and adopted by the requisite vote of the stockholders of Seller in accordance with applicable law, the Seller Charter and the Seller Bylaws.

         8.2 Conditions Precedent to the Obligations of Purchaser.
             ----------------------------------------------------

         The obligations of Purchaser to consummate the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing of each of the following additional conditions, unless waived by
Purchaser:

         (a) Accuracy of Representations and Warranties; Performance. The representations and warranties of Seller and the Netherlands Subsidiary contained in Article IV disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, with only such exceptions as do not, individually, or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Seller and the Netherlands Subsidiary shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and the Netherlands Subsidiary by the time of the Closing.

         (b) Officers' Certificate. Seller shall have delivered to Purchaser
(i) a certificate, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and 8.2(a), and
(ii) a certificate of the Secretary of Seller certifying (A) the incumbency of all officers of Seller having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the Seller Board referred to in Section 4.14 and any subsequent resolutions of the Seller Board with respect to the transactions contemplated hereby. The Netherlands Subsidiary shall have delivered to Purchaser a certificate of the Secretary of the Netherlands Subsidiary certifying (A) the incumbency of all officers of the Netherlands Subsidiary having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the Netherlands Subsidiary board of directors with respect to the transactions contemplated hereby.

         (c) Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to the Non-North America Business or the Transferred Assets and no material adverse effect shall have occurred with respect to the ability of Seller and the Netherlands Subsidiary to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

         (d) Absence of Injunctions. No permanent or preliminary Injunction or restraining order or other order or decree by any court or other Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, shall be in effect having the effect of making the transactions contemplated hereby illegal, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would reasonably be expected to have a Material Adverse Effect on the Non-North America Business or the Transferred Assets or a Material Adverse Effect on Purchaser or its Affiliates.

         (e) Audited Financial Statements. Seller shall deliver to Purchaser prior to the Closing, the audited balance sheets prepared for the Non-North America Business as of May 31, 2004 and May 31, 2005 and the related audited income statements, statements of stockholders equity and statements of cash flows for the fiscal years then ended, together with the notes thereto and the reports thereon of Pricewaterhouse Coopers LLP relating thereto.

         (f) Required Consents. Seller shall have delivered to Purchaser written evidence of the receipt of the consents of any Customers required to consent to the transfer or assignment of License Agreements with such Customers ("Required Consents").

         (g) Material Breach of Principal Customer Agreements. Seller is not in material breach of any Principal Customer Agreement that has not been cured in accordance with the terms thereof having received written notice from the Customer of such material breach.

         8.3 Conditions Precedent to the Obligations of Seller and the
             ---------------------------------------------------------
Netherlands Subsidiary.
----------------------

         The obligations of Seller and the Netherlands Subsidiary to consummate the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing of each of the following additional conditions, unless waived by Seller (which waiver by Seller shall be binding on the Netherlands Subsidiary):

         (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Article V, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, with only such exceptions as do not, individually, or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

         (b) Officers' Certificates. Purchaser shall have delivered to Seller
(i) a certificate dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Purchaser certifying as to the fulfillment of the condition specified in Section 8.3(a) and (ii) a certificate of the Secretary of Purchaser certifying (A) the incumbency of all officers of Purchaser having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the Purchaser's Board of Directors with respect to the transactions contemplated hereby.

         (c) Absence of Injunctions. No permanent or preliminary Injunction or restraining order or other order or decree by any court or other Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, shall be in effect having the effect of making the transactions contemplated hereby illegal, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would reasonably be expected to have a Material Adverse Effect on Seller and its Affiliates taken as a whole (after giving effect to the Closing).

                                  ARTICLE IX

                                 TERMINATION

         9.1 Termination by Mutual Consent.
             -----------------------------

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the approval by stockholders of Seller referred to in Section 8.1(a), by mutual written consent of Seller (which consent by Seller shall be binding on the Netherlands Subsidiary) and Purchaser.

         9.2 Termination by Either Purchaser or Seller.
             -----------------------------------------

         This Agreement may be terminated (upon notice from the terminating party to the other party) and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either Purchaser or Seller (which termination by Seller shall be binding on the Netherlands Subsidiary) if (i) the Closing Date shall not have occurred on or before the date that is six (6) months after the date hereof, whether such date is before or after the date of approval by the stockholders of Seller (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this clause
(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the direct or indirect cause of, or resulted in, the failure of the Closing Date to occur by the Termination Date;
(ii) subject to (i) hereof and Seller's right to adjourn and postpone the Seller Special Meeting pursuant to Section 3.1 of this Agreement, the approval of the Acquisition Proposal by the stockholders of Seller shall not have been obtained at the Seller Special Meeting and at any duly held adjournment or postponement thereof; provided, that the right to terminate pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement proximately contributed to the failure to obtain such approval of the stockholders of Seller; or (iii) any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable (whether before or after the approval by the stockholders of Seller).

         9.3 Termination by Seller.
             ---------------------

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the approval by stockholders of Seller referred to in Section 8.1(a), by action of the Seller Board (which termination by Seller shall be binding on the Netherlands Subsidiary):

         (a) if (i) Seller is not in material breach of Section 6.5 or in material breach of any of the other terms of this Agreement, (ii) the Seller Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Purchaser does not make, within two (2) business days of receipt of Seller's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Seller Board determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to the stockholders of Seller as the Superior Proposal;

         (b) if Purchaser breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches any of its representations and warranties in any material respect, in each case that is not curable, such that the conditions set forth in Section 8.3(a) cannot be satisfied; or

         (c) if (i) Seller has for a period of at least thirty (30) calendar days after notifying Purchaser of a material breach of a Principal Customer Agreement attempted with reasonable efforts to resolve or cure such material breach in accordance with the terms of such Principal Customer Agreement; (ii) Seller notifies Purchaser that such material breach continues to exist at the end of such period of at least thirty (30) calendar days; (iii) (iii) Seller and the Netherlands Subsidiary meet all conditions precedent under Article VIII other than Sections 8.2(a), (b),(c), (d), (e), (f) and (g) (and with respect to 8.2(a), only to the extent that the conditions contained therein are not satisfied as a result of a material breach of a Principal Customer Agreement); and (iv) Purchaser does not within five (5) calendar days after the notice pursuant to Section 9.3(c) waive the condition precedent contained in Section 8.2(g).

         9.4 Termination by Purchaser.
             ------------------------

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the approval by the stockholders of Seller referred to in Section 8.1(a), by Purchaser (i) if the Seller Board shall have (A) failed to recommend the Acquisition Proposal to the Seller's stockholders, (B) withdrawn or modified or qualified in a manner adverse to Purchaser its recommendation of the Acquisition Proposal (including by express communication to the Seller's stockholders or by refusing to call the Seller Special Meeting or mail the Proxy Statement or submit the matters to a vote of the Seller's stockholders), (C) failed to reconfirm its recommendation of this Agreement within five business days after a written request by Purchaser to do so, or
(D) recommended to Seller's stockholders that they approve, accept or tender their shares in response to any Alternative Proposal; (ii) if Seller or any of the other Restricted Persons shall take any other action that results in a material breach of Section 6.5; (iii) if the Seller shall have entered into (or the Seller Board shall have authorized the Seller to enter into) a letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to any Alternative Proposal; or (iv) if Seller or the Netherlands Subsidiary breaches or fails in any material respect to perform or comply with any of its covenants or agreements contained herein, or breaches any of its representations and warranties in any material respect, in each case that is not curable, such that the conditions set forth in Section 8.2(a) cannot be satisfied.

         9.5 Effect of Termination and Abandonment.
             -------------------------------------

         (a) In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article IX, this Agreement (other than as set forth in Sections 6.2, this Section 9.5 and Article X each of which shall survive the termination of this Agreement) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, (i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement, and (ii) in the event this Agreement is terminated by either Purchaser or Seller pursuant to Section 9.2(ii) or by Seller pursuant to
Section 9.3(a) Seller shall reimburse Purchaser for all of its reasonable costs and expenses (including reasonable legal, consulting and accounting fees and disbursements) incurred by Purchaser in connection with this Agreement (the "Purchaser Expenses"); provided, Seller shall not be required to reimburse Purchaser for any such Purchaser Expenses exceeding $400,000. Seller shall promptly, but in no event later than ten business days after the date it receives notice from Purchaser setting forth the amount of such costs and expenses, pay such amount by wire transfer of same day funds to an account designated by Purchaser. Seller acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement.

         (b) In the event that (x) an Alternative Proposal shall have been made to Seller or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal with respect to Seller and, in each case, such Alternative Proposal shall not have been withdrawn and thereafter this Agreement is terminated by either Purchaser or Seller pursuant to Section 9.2(i) or (y) this Agreement is terminated by either Purchaser or Seller pursuant to Section 9.2(ii) or by Purchaser pursuant to Section 9.4, then Seller shall promptly but in no event later than five business days after the date of such termination, reimburse Purchaser for all Purchaser Expenses, provided, Seller shall not be required to reimburse Purchaser for any such Purchaser Expenses exceeding $400,000. Seller acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement.

                                  ARTICLE X

                              GENERAL PROVISIONS

         10.1 Assignment.
              ----------

         This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Seller or the Netherlands Subsidiary, on the one hand, or, Purchaser, on the other hand (other than following the Closing by operation of law or in connection with a merger or sale of substantially all the assets of Seller or Purchaser) without the prior written consent of the other; provided, that Purchaser may assign in whole or in part its rights and obligations hereunder to any Affiliate of Purchaser without the consent of any other party hereto, and it being acknowledged that Purchaser may assign its rights to acquire any Transferred Assets owned or held by the Netherlands Subsidiary and to employ employees of the Netherlands Subsidiary to a newly formed subsidiary of Purchaser; provided, further, that Purchaser shall remain liable for its obligations hereunder and any such assignee must satisfy any representations, requirements, obligations or covenants of the Purchaser in respect of any Tax elections or any other Tax matters.

         10.2 Survival.
              --------

         The covenants to be performed prior to the Closing set forth in this Agreement shall not survive the Closing and shall terminate, and be of no further force or effect, upon the Closing. The representations and warranties set forth in this Agreement shall not survive the Closing and shall thereafter terminate and be of no further force or effect. All covenants (i) involving the payment of funds or (ii) to be performed at and after the Closing set forth in this Agreement (including without limitation the covenants in Sections 6.2, 6.8 and 7.5) shall survive the Closing until fully performed in accordance with their terms.

         10.3 No Third-Party Beneficiaries.
              ----------------------------

         Except for the provisions of Sections 6.8 and 7.4, which are expressly for the benefit of, and intended to be enforceable by, Double C and its successors in interest, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied, including Article VII, which are statements of intent, shall give or be construed to give to any person or entity, other than the parties hereto and permitted assignees, any legal or equitable rights hereunder.

         10.4 Expenses.
              --------

         Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense.

         10.5 Equity Relief.
              -------------

         The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages or the posting of a bond.

         10.6 Amendments.
              ----------

         This Agreement may be amended by action of all the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seller, but, after any such approval by the stockholders of Seller, no amendment shall be made which by law requires further approval by such stockholders of Seller without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         10.7 Notices.
              -------

         All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or telecopy (which is confirmed), or sent, postage prepaid, by registered, certified (return receipt requested) or express mail, or reputable overnight courier service (providing proof of delivery) and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), to the parties at the following addresses (or at such other address for a party specified by like notice, provided that notice of a change of address shall be effective only upon receipt thereof) as follows:

                            (i) if to Purchaser, to:
                                -------------------

                                    SeaChange International, Inc.
                                    124 Acton Street
                                    Maynard, Massachusetts 01754
                                    Attention: Chief Financial Officer
                                    Telephone: 978-897-0100
                                    Facsimile: 978-897-0132

                                    with a copy to (which shall not constitute notice):

                                    Choate, Hall & Stewart LLP
                                    Exchange Place
                                    53 State Street
                                    Boston, Massachusetts 02109
                                    Attention:  William B. Simmons Jr., Esq.
                                    Telephone:  617-248-5095
                                    Facsimile:  617-248-4000

                            (ii) if to Seller or the Netherlands Subsidiary, to:
                                 ----------------------------------------------

                                    Liberate Technologies
                                    2655 Campus Drive
                                    Suite 250
                                    San Mateo, CA 94403
                                    Attention: General Counsel
                                    Telephone: 650-645-4000
                                    Facsimile: 650-645-4052

                                    with a copy to (which shall not constitute notice):

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    525 University Ave.
                                    Palo Alto, California 94301
                                    Attention:  Kenton J. King, Esq.
                                    Telephone:  650-470-4500
                                    Facsimile:  650-470-4570

         10.8 Interpretation; Exhibits and Schedules.
              --------------------------------------

         The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

         10.9 Counterparts.
              ------------

         This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the parties and delivered to the other party.

         10.10 Severability.
               ------------

         Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         10.11 Waiver of Compliance; Consents.
               ------------------------------

         Except as otherwise provided in this Agreement, any failure of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.11.

         10.12 Entire Agreement.
               ----------------

         This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, and the other Transaction Documents embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to transactions contemplated hereby.

         10.13 Governing Law; Submission to Jurisdiction.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

         (b) Each of the parties: (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute that the parties fail to resolve arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

         (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,
(ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

         10.14 Joint Participation in Drafting this Agreement; Construction.
               ------------------------------------------------------------

         The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. When a reference is made in this Agreement to the Seller Disclosure Letter, such reference shall be to the disclosure letter delivered by Seller on the date hereby and not to any supplement to, or change or modifications of, such disclosure schedule. The parties acknowledge that disclosure of information in one section of the Seller Disclosure Letter, with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates shall be deemed as proper disclosure for other sections or parts of the disclosure letter only to the extent such a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent.

         10.15 Further Assurances.
               ------------------

         Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Seller and the Netherlands Subsidiary each will, at its expense, execute and deliver, or cause to be executed and delivered, such documents to Purchaser as Purchaser may reasonably request in order to more effectively vest in Purchaser good title to the Transferred Assets (subject to Seller's and the Netherlands Subsidiary's representations and warranties hereunder) and to evidence the representations and warranties of Seller and the Netherlands Subsidiary hereunder. From time to time after the Closing Date, without further consideration, Purchaser will, at Purchaser's expense, execute and deliver such documents to Seller as Seller may reasonably request in order more effectively to consummate the sale of the Transferred Assets pursuant to this Agreement. Without limiting the foregoing, Seller and the Netherlands Subsidiary shall cooperate with any reasonable requests made by Purchaser in connection with the enforcement or defense of Purchaser's rights in the Transferred Assets. In addition, at Purchaser's expense, Seller agrees to cooperate with Purchaser in documenting past patent prosecution and litigation practice and strategy. Seller, at its own expense, will cause its counsel(s) to cooperate with Purchaser's counsel(s) with respect to the transfer of the Transferred Assets, including any files maintained by Seller's patent counsel that relate to the Transferred Assets. Seller hereby consents to the disclosure by Seller's patent counsel(s) to Purchaser of confidences and secrets that relate to the Transferred Assets.





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



IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                      LIBERATE TECHNOLOGIES



                                      By:   /s/ David Lockwood
                                          ----------------------
                                          Name:  David Lockwood
                                          Title: Chairman and CEO





                                      LIBERATE TECHNOLOGIES B.V.


                                      By:   /s/ Gregory S. Wood
                                          ----------------------
                                          Name:  Gregory S. Wood
                                          Title: Executive Vice President
                                                 and Chief Financial Officer






                                      SEAHANGE INTERNATIONAL, INC.



                                      By:  /s/ William C. Styslinger III
                                          --------------------------------
                                          Name:  William C. Styslinger III
                                          Title: President and CEO





                 [Signature Page to Asset Purchase Agreement]